UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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THE BOSTON BEER COMPANY, INC.

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Dear Fellow Stockholder Jim Koch Founder, Brewer, and Chairman of the Board April 3, 2020 As this Proxy Statement is being sent to you, the world is grappling with the consequences of the COVID-19 virus. We will be holding our 2020 Annual Meeting of Stockholders at 9:00 A.M. ET on Thursday, May 14, 2020. It is my hope that we will be able to meet as planned at our new Samuel Adams Faneuil Hall Taproom, located at 60 State Street in Boston, Massachusetts. But looking at things today, this seems quite wishful. There will be an Annual Meeting on May 14, but the time and place and whether Stockholders may be able to participate other than by proxy is something we will continue to monitor. If we determine that alternative arrangements are necessary or advisable to protect the health and safety of our Stockholder and coworker community, we will keep you informed as to alternative arrangements, as best we can, through a press release which will be posted on our website, www.bostonbeer.com, prior to May 14. As requested elsewhere in the accompanying materials, please submit your proxy as soon as possible. Whether you vote in person or by proxy, at the Annual Meeting you will be asked to elect three Class A Directors and cast an advisory vote on executive compensation. As the holder of the voting rights of the Company's Class B Common Stock, I will elect four Class B Directors and cast a vote to ratify the selection of our independent registered public accounting firm. As we recently announced, David Fialkow has informed us that he will not stand for reelection to the Board at the 2020 Annual Meeting. We will truly miss the experience, energy, and insight that David has brought to the Board over the last four years. David's decision creates a Class B Director vacancy and leaves us with seven Directors, four of whom meet the independence requirements of the New York Stock Exchange. As we previously reported, as part of our merger with Dogfish Head Brewery, we agreed with Dogfish Head's Founder, Samuel A. Calagione, III, that he would be formally elected to our Board at the 2020 Annual Meeting. Sam has agreed to defer his formal election until we complete our search for another independent Director, so that we will remain in compliance with the NYSE majority-independence requirement. On the recommendation of the Nominating/ Governance Committee, the Board has formally approved increasing the size of the Board to nine to accommodate the election of Sam by me, once a fifth independent Director has been added to the Board. Because we anticipate that Sam will formally join our Board in the coming months, we thought it appropriate to include biographical information about him in the Director biographical section of this Proxy Statement. And now some brighter news: In May 2019, we announced with excitement our merger with Dogfish Head Brewery. The transaction officially closed in early July 2019. Since then, we have been hard at work focused on integrating our processes, coworkers, and cultures in order to take advantage of the power of our newly-combined company. In this Proxy Statement, you will find information about Julio Nemeth. Julio was appointed as a Class B Director in January to fill the vacancy left by the retirement of former President, CEO, and Director Martin F. Roper. He is a candidate for reelection as a Class B Director this year. Incumbent Class A Directors Michael Spillane, Jean-Michel Valette, and Meghan Joyce are candidates for reelection this year. Dave Burwick, Cynthia Fisher, and I are candidates for reelection as Class B Directors. I am also pleased to announce that Carolyn O'Boyle has joined the Company as our new Chief People Officer. Carolyn's experience in talent management, recruiting, total rewards, and operational transformation will be a great addition to our leadership team. "The Mission of The Boston Beer Company is to seek long-term profitable growth by offering the highest quality product to the U.S. beer drinker." At our Annual Meeting each year, it is always a pleasure for me to share Company news with you and, of course, samples of the beers and other products that we believe will support our long-term growth. More importantly, the meeting has been an opportunity for you to ask questions and express opinions about the Company, regardless of the number of shares that you own. I am especially excited about introducing you to the new Samuel Adams Faneuil Hall Taproom, which just opened in January. However, as discussed above, please note that we are actively monitoring the situation with COVID-19 and leaving open the possibilities that: (1) the social portion of the meeting could be cancelled; and (2) we may need to hold our meeting in a mostly virtual manner this year. Should we make that decision, we will issue a press release and post updated information on www. bostonbeer.com. The Proxy Statement and Boston Beer's Annual Report for the fiscal year ended December 28, 2019 are available at www.bostonbeer.com. On behalf of the Board of Directors and Boston Beer's Executive Leadership Team, I thank you for your continued confidence and support of Boston Beer and our products. Cheers!

Notice of the 2020 Annual Meeting of Stockholders Meeting Information MAY 14, 2020, 9:00 a.m. ET (doors open at approximately 8:00 am) Samuel Adams Faneuil Hall Taproom 60 State Street, Boston, Massachusetts To our Stockholders: The 2020 Annual Meeting of the Stockholders of The Boston Beer Company, Inc. ("Boston Beer," the "Company," "we," or "us") will be held on Thursday, May 14, 2020. Subject to change, as we deem necessary or prudent as a result of the COVID-19 virus, the Meeting will be held at 9:00 a.m. at the Samuel Adams Faneuil Hall Taproom, located at 60 State Street in Boston, Massachusetts. Any changes to the time and location of the 2020 Annual Meeting will be announced by press release, which will be posted on our website at www.bostonbeer.com and filed with the Securities and Exchange Commission ("SEC") as additional proxy materials. If you are planning to attend the meeting in person, please check the website prior to the meeting date. The Class A Stockholders will meet for the following purposes: 1. For the election of three (3) Class A Directors, each to serve for a term of one (1) year; 2. To conduct an advisory vote regarding the compensation of our Named Executive Officers; and 3. To consider and act upon any other business that may properly come before the meeting. By order of the Board of Directors, MICHAEL G. ANDREWS Associate General Counsel & Corporate Secretary April 3, 2020 The Class B Stockholder will attend for the following purposes: 1. For the election of four (4) Class B Directors, each to serve for a term of one (1) year; 2. To ratify the selection of Deloitte & Touche LLP ("Deloitte") as our independent registered public accounting firm for the fiscal year ending December 26, 2020 ("Fiscal Year 2020"); and 3. To consider and act upon any other business that may properly come before the meeting. These items of business are more fully described in the Proxy Statement accompanying this Notice. The Board of Directors fixed the close of business on March 16, 2020 as the Record Date for the meeting. Only Stockholders of Record on the Record Date are entitled to notice of and to vote at the meeting. YOUR VOTE IS VERY IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SUBMIT YOUR PROXY OR VOTING INSTRUCTIONS AS SOON AS POSSIBLE. You may submit your proxy: (1) by mail using a traditional proxy card; (2) by calling the toll-free number listed on your proxy card; or (3) through the internet, as described in the enclosed materials. If you receive more than one proxy because you own shares registered in different names or addresses, each proxy should be voted. This Proxy Statement and accompanying proxy are being distributed on or about April 3, 2020. Notice of the 2020 Annual Meeting of Stockholders Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on May 14, 2020 BY INTERNET You may vote your shares via the internet or by telephone by followin g the instructions provided in the Notice. To vote by the internet, go to www.envisionreports/sam and follow the steps outlined on the secured website. Internet and telephone voting for Stockholders of Record will be available 24 hours a day and will close at 11:59 p.m. ET on May 13, 2020. BY TELEPHONE To vote by telephone, call toll free at 1-800-652-8683. Internet and telephone voting for Stockholders of Record will be available 24 hours a day and will close at 11:59 p.m. ET on May 13, 2020. BY MAIL If you received printed copies of the Proxy Materials, you may vote by completing, signing, and dating the Proxy Card and returning it in the prepaid envelope. IN PERSON AT THE ANNUAL MEETING You may vote in person at the Annual Meeting. If you voted via proxy before the meeting, you must revoke it in order to vote in person. If you need to revoke your proxy, please consult with a Boston Beer representative upon admission to the Annual Meeting. The Notice of Annual Meeting, Proxy Statement, and the Annual Report to Stockholders (the "Proxy Materials") are available at www.bostonbeer.com.

YOUR VOTE IS IMPORTANT! Whether or not you are able to attend our Annual Meeting, please vote as soon as reasonably possible. Under New York Stock Exchange rules, your broker will NOT be able to vote your shares, unless they receive specific instructions from you. We strongly encourage you to vote. We have been advised that many states are strictly enforcing escheatment laws and requiring shares held in "inactive" accounts to be escheated to the state in which the stockholder was last known to reside. One way you can ensure that your account remains active is to vote your shares. We encourage you to vote via the internet or by telephone. It is convenient for you and saves the Company significant postage and processing costs. To vote via the internet, go to http://www.envisionreports/sam and follow the steps outlined on the secured website. To vote by telephone, call toll free at 1-800-652-8683. Internet and telephone voting for Stockholders of Record will be available 24 hours a day and will close at 11:59 p.m. ET on May 13, 2020.

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Proxy Summary This summary highlights information contained elsewhere in this Proxy Statement, but does not contain all of the information you should consider regarding the proposals for this Annual Meeting. We recommend that you read the entire Proxy Statement before casting your vote. Online Availability of Proxy Materials Your proxy is being solicited for the Annual Meeting. A Notice of the Online Availability of Proxy Materials has been mailed to all Stockholders of Record advising that they can: (1) view all Proxy Materials online; and (2) request a paper or email copy of the Proxy Materials free of charge. We encourage stockholders to access their Proxy Materials online to reduce the environmental impact and cost of our proxy solicitation. Eligibility to Vote Only Stockholders of Record are eligible to vote at the Annual Meeting. You can vote if you held shares of Class A or Class B Common Stock as of the close of business on the Record Date. Each outstanding share of Boston Beer's Class A and Class B Common Stock entitles the stockholder to one (1) vote on each matter properly brought before the respective class. Note Regarding Forward-Looking Statements This Proxy Statement contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements may appear throughout this Proxy Statement, including but not limited to the Compensation Discussion and Analysis, or the "CD&A." These forward-looking statements generally are identified by the words "believe," "project," "expect," "anticipate," "estimate," "intend," "strategy," "future," "opportunity," "plan," "may," "should," "will," "would," "will be," "will continue," "will likely result," and similar expressions. Forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties that may cause actual results to differ materially. We describe risks and uncertainties that could cause actual results and events to differ materially in our Forms 10-K and 10-Q filed with the SEC. We undertake no obligation to update or revise publicly any forward-looking statements, whether because of new information, future events, or otherwise. 2019 Business Results The Company's business goal is to become the leading supplier of alcohol beverages in the "High End" category. We define the "High End" category to include craft beers, domestic specialty beers, most imported beer, hard cider, flavored malt beverages, and hard seltzers that are generally of higher price, quality, image, and taste, as compared to regular domestic beers. With the support of a large, well-trained sales organization and world-class brewers, we strive to achieve this goal by offering great beers, hard seltzers, flavored malt beverages, and hard ciders, and increasing brand availability and awareness through traditional media and digital advertising, point-of-sale, promotional programs, and drinker education. Highlights of our business results for the Company's 52-week fiscal period ended December 28, 2019 ("Fiscal Year 2019") were as follows. zz Depletions (sales by our wholesalers to retailers) increased by approximately 22% from the 52-week fiscal period ended December 29, 2018 ("Fiscal Year 2018"), following 13% depletions growth in 2018, which followed overall depletions decreases of 7% in 2017 and 5% in 2016 zz Net revenue was $1.25 billion, an increase of $254.2 million, or 25.5%, from Fiscal Year 2018

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Proxy Summary
Voting Matters and Board Recommendations

- Earnings per diluted share were $9.16, an increase of $1.34 from Fiscal Year 2018
- Shipments (our sales to our wholesalers) were approximately 5.3 million barrels, a 23.8% increase over Fiscal Year 2018
- Cash and cash equivalents on hand as of the end of Fiscal Year 2019 totaled $36.7 million, down from $108.4 million as of the end of Fiscal Year 2018, reflecting cash used for the Dogfish Head Brewery transaction and purchases of property, plant, and equipment, partially offset by cash provided by operating and financing activities
- Capital investments in Fiscal Year 2019 totaled $93 million, as compared to $55.3 million during Fiscal Year 2018, primarily consisting of improvements to the Company's breweries intended to drive efficiencies and cost reductions and support product innovation and future growth

Voting Matters and Board Recommendations

Item #	Voting Matters	Board Recommendation
Item 1	The election of each of the three (3) nominees for Class A Director, to be decided by plurality vote of the holders of Class A Common Stock present in person or represented by proxy.	**FOR each Director Nominee**
Item 2	The non-binding advisory "Say-on-Pay" vote to approve the compensation of our Named Executive Officers, to be voted on by the holders of Class A Common Stock present in person or by proxy.	**FOR**
Item 3	The election of each of the four (4) nominees for Class B Director, to be decided by the affirmative vote of the holder of the outstanding shares of Class B Common Stock.	**FOR each Director Nominee**
Item 4	The ratification of Deloitte as our independent registered public accounting firm for Fiscal Year 2020, to be decided by the affirmative vote of the holder of the outstanding shares of Class B Common Stock.	**FOR**

Board Nominees

CLASS A DIRECTOR NOMINEES

Name	Age	Director Since	Principal Occupation	Current Committee Assignments
Meghan V. Joyce	35	2019	Chief Operating Officer of Oscar Health	Audit, Comp, NG
Michael Spillane	60	2016	President of Categories and Product of Nike, Inc.	Comp (chair), Audit, NG
Jean-Michel Valette*	59	2003	Chairman of Sleep Number Corporation	Audit (chair), Comp, NG

* *Lead Director*

CLASS B DIRECTOR NOMINEES

Name	Age	Director Since	Principal Occupation	Current Committee Assignments
David A. Burwick	58	2005	President and CEO of Boston Beer	-
Cynthia A. Fisher	59	2012	Founder and Managing Director of WaterRev, LLC	-
C. James Koch	70	1995	Founder and Chairman of Boston Beer	-
Julio N. Nemeth	59	2020	Chief Product Supply Officer of Procter & Gamble	-

Abbreviations: Audit=Audit Committee; Comp=Compensation Committee; NG=Nominating/Governance Committee

8 THE BOSTON BEER COMPANY, INC. 2020 Proxy Statement www.bostonbeer.com

Named Executive Officers For Fiscal Year 2019, Boston Beer's "Named Executive Officers," or "NEOs," were President and Chief Executive Officer David A. Burwick, Treasurer and Chief Financial Officer Frank H. Smalla, and the next three most-highly compensated Executive Officers, namely Chairman C. James Koch, Chief Sales Officer John C. Geist, and Chief Marketing Officer Lesya Lysyj. Executive Compensation Boston Beer's executive compensation program seeks to attract, motivate, reward, and retain highly competent executives with an overall compensation package that affords strong performers the opportunity to earn competitive compensation over the long term through a combination of base salary, cash incentives, and equity awards. The program focuses on "pay for performance" through bonuses linked to company performance targets and equity awards with both performance-based vesting tied to volume growth and time-based vesting linked to service. We believe that executive compensation should be aligned with achieving the Company's strategic goals and delivering strong Company performance, both in terms of growth and long-term stockholder value. Boston Beer is dedicated to having effective corporate governance standards in place around our executive compensation program. Some highlights of those standards include: zz Independent oversight over executive compensation by the Compensation Committee; zz Competitive benchmarking of executive compensation against a peer group; zz Bonus program for Executive Officers based primarily on Company performance (depletions growth, EBIT, and resource efficiency and/or cost savings targets); zz Long-term equity program with a mix of performance and time-based vesting criteria; zz Annual advisory Say-on-Pay vote; zz Policy banning hedging and pledging of stock by Directors, Officers, and other designated employees; and zz Robust equity ownership guidelines applicable to our Chairman and CEO. 2019 Compensation of President & CEO David A. Burwick Mr. Burwick's compensation in 2019 included a base salary, a performance-based bonus awarded pursuant to the Company's bonus program, and annual equity grants awarded pursuant to the Company's long-term equity program. The mix of his total compensation for 2019 is set forth below: President & CEO David A. Burwick's 2019 Total Compensation Mix Base Salary Received $ 767,308 Performance Bonus Earned $ 1,434,865 March 1, 2019 Stock Option Award $ 999,866 March 1, 2019 Restricted Stock Unit Award $ 999,879 Other Compensation $ 10,193 TOTAL $ 4,212,131 Each of the categories of Mr. Burwick's compensation mix are described in detail in the Compensation Discussion and Analysis, or "CD&A" section of this Proxy Statement under the heading "Compensation of David A. Burwick, President & Chief Executive Officer." Included in that discussion are the establishment of Mr. Burwick's base salary, the attainment of his performance bonus, and the grant of his equity awards, all of which were approved by the Compensation Committee and the full Board of Directors. Taking into account information from a number of sources, including an assessment prepared by an executive compensation consulting firm, the Compensation Committee believes that Mr. Burwick's compensation in 2019 was appropriate, based on his responsibilities, individual performance and contribution to Boston Beer, and Company performance under his leadership. The Compensation Committee also believes that Mr. Burwick's compensation package is structured in a way that provides him with appropriate incentives and rewards for superior performance and increasing stockholder value. Mr. Burwick's compensation was a topic of discussion with stockholders following our 2019 non-binding Say-on-Pay resolution, which received a favorable vote of only 44.2% of the votes cast. Our stockholder outreach and engagement efforts prior to and following that result are discussed in detail under the heading "Stockholder Engagement" below.

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Other Named Executive Officer 2019 Compensation Mix The mix of 2019 compensation of our other Named Executive Officers was also consistent with the goals of our executive compensation program. For example, as shown in the chart below, variable compensation, in the form of equity awards and performance-based bonuses, provided approximately 78% of the total compensation, in the aggregate, of our other Named Executive Officers. The actual compensation paid to each of our Named Executive Officers in 2019 is discussed in the CD&A section of this Proxy Statement. Of the total compensation of our other Named Executive Officers for 2019, salary constituted 8% to 35%, bonuses earned (paid in 2020 based on 2019 performance) constituted 12% to 65%, and equity compensation constituted 0% to 79%. 21.3% Salary 47.6% Equity Grants 0.6% Other Compensation 30.5% Performance Bonus OTHER NEO COMPENSATION MIX IN 2019

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Nominees for Board of Directors Our Board of Directors has recently undergone a number of changes. Former President & CEO Martin F. Roper stepped down as a Class B Director on April 2, 2018, reducing the number of Directors from eight to seven. In January 2019, the death of Director Gregg A. Tanner created a Class A Director vacancy and the number of incumbent Directors was further reduced to six. In March 2019, the Nominating/Governance Committee filled the Class A Director vacancy by appointing Meghan V. Joyce to the Board. She was then reelected as a Class A Director in May 2019. In January 2020, the Board of Directors filled the Class B vacancy by appointing Julio N. Nemeth to the Board. Mr. Nemeth is a candidate for reelection as a Class B Director. David P. Fialkow has informed the Company of his intention not to stand for reelection at the 2020 Annual Meeting. A search is ongoing to fill the Class B vacancy resulting from Mr. Fialkow's decision. The Board has also formally nominated Mr. Calagione for election as a Class B Director, as contemplated in his July 3, 2019 Employment Agreement. Mr. Calagione has agreed that his election to the Board will be deferred until the vacancy created by Mr. Fialkow's decision has been filled. Consistent with the foregoing, the Board has fixed the number of Directors at nine, increasing the number of Class B Directors from five to six, but deferring the election of Mr. Fialkow's successor and Mr. Calagione. The nominees for election to our Board of Directors at the Annual Meeting are identified below. They are being nominated as Class A or Class B Directors, as noted, to serve for a one-year term ending at the close of the 2021 Annual Meeting. Each has been nominated in accordance with our Articles of Organization, By-Laws, and Corporate Governance Guidelines. The composition of the proposed Board meets the independence requirements of the New York Stock Exchange. As discussed in more detail below, each nominee has extensive business and senior management experience, and together they collectively represent a group of individuals with diverse skills and experience in the areas that we consider to be the most critical to our business and prospects, including knowledge of and experience in the alcohol beverage industry, marketing and brand development, operations and supply chain management, finance, sales, corporate governance, entrepreneurship, and general enterprise management. Nominees for Class A Director We recommend that the Class A Stockholders vote "FOR ALL" nominees. MEGHAN V. JOYCE MICHAEL SPILLANE Age 36 Director since: 2019 INDEPENDENT CLASS A DIRECTOR NOMINEE Age 60 Director since: 2016 INDEPENDENT CLASS A DIRECTOR NOMINEE Since September 2019, Meghan Verena Joyce has served as the Chief Operating Officer for Oscar Health, a technology-focused health insurance company based in New York, NY. Prior to that, she held various management positions of increasing responsibility at Uber, a tech company headquartered in San Francisco, from 2013 to 2019. From 2017 to 2019, she served as Regional General Manager for Uber US & Canada Cities, responsible for business outcomes and rider and driver experience in communities across the US & Canada. Ms. Joyce served as Uber's East Coast General Manager from 2015 to 2017 and Boston General Manager from 2013 to 2015. Prior to that, Ms. Joyce served as a Senior Policy Advisor for the United States Department of the Treasury in Washington, D.C. from 2011 to 2012. Ms. Joyce previously worked as an investor for Bain Capital and a consultant for Bain & Company. She holds an MBA from Harvard Business School and a bachelor's degree from Harvard College. Committees: Audit Committee, Compensation Committee, Nominating/Governance Committee Other Public Company Directorships: None Specific qualifications and experience of particular relevance to Boston Beer Ms. Joyce has extensive experience in business strategy, managing growth, financial modeling, modern consumer recruitment and engagement, digital marketing and implementation of new technologies, and management and retention of diverse employee groups. She has served on our Audit Committee, Compensation Committee, and Nominating/Governance Committee since May 2019. Mr. Spillane currently serves as President of Categories and Product at Nike, Inc. (NYSE: NKE), a publicly-traded manufacturer and marketer of athletic footwear, apparel, and equipment, a position he has held since May 2017. Prior to that, Mr. Spillane held a variety of roles with Nike dating back to May 2007, including President of Product and Merchandising from April 2016 to May 2017, Vice President and General Manager of Global Footwear from May 2015 to April 2016 and General Manager and Vice President, Greater China from May 2013 to May 2015. From June 2011 to May 2013, he held the position of Chief Executive Officer at Umbro International, a Nike subsidiary based in England. From September 2009 to June 2011, Mr. Spillane was the Chief Executive Officer of Converse, a Nike subsidiary based in Massachusetts. From 2007 to 2009, he held the position of President, North America and Global Product at Nike. Prior to joining Nike, Mr. Spillane held senior management roles at various apparel and textile companies, including Malden Mills, Tommy Hilfiger USA, Jockey International, and Missbrenner, Inc. Committees: Compensation Committee (Chair), Nominating/ Governance Committee, Audit Committee Other Public Company Directorships: None Specific qualifications and experience of particular relevance to Boston Beer Mr. Spillane has extensive experience in the marketing of consumer goods, including digital marketing, social media, consumer insight, planning, and merchandising. He also has significant senior corporate governance experience at consumer goods companies, both public and private. He has served as Chair of our Compensation Committee since May 2016 and as a member of our Nominating/Governance Committee since May 2019 and our Audit Committee since January 2019.

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JEAN-MICHEL VALETTE Age 59 Director since: 2003; Lead Director since 2013 INDEPENDENT CLASS A DIRECTOR NOMINEE Mr. Valette currently serves as an independent advisor to select branded consumer companies. He has been a Class B director since May 2003. He is also Chairman of the Board of Sleep Number Corporation (NASDAQ: SNBR), a Minneapolis-based sleep technology company. Additionally, he is a director and Audit Committee member of Intertek Group plc (LSE: INTK), a publicly-traded global quality assurance and testing company active across a broad range of sectors and geographies, based in London, England. Until November 2012, he was Chairman of the Board and a member of the Audit and Nominating/Governance Committees of Peet's Coffee & Tea Inc. (NASDAQ: PEET), a California-based specialty coffee company. Peet's went private in 2012 and Mr. Valette continues to serve as a Director and Chairman of its Audit and Valuation Committees. Until October 2006, he was also Chairman of Robert Mondavi Winery, a California wine company. Prior to assuming that position, he had served as President and Managing Director of Robert Mondavi Winery from October 2004 to January 2005. He received a graduate degree and an undergraduate degree from Stanford University and an MBA from Harvard Business School. Committees: Audit Committee (Chair), Compensation Committee, Nominating/Governance Committee Other Public Company Directorships: Sleep Number Corporation, Intertek Group plc Specific qualifications and experience of particular relevance to Boston Beer Mr. Valette has more than thirty years of experience in management, public company corporate governance, strategic planning, and finance, with extensive experience in the alcohol beverage industry. He holds an MBA from Harvard Business School. He also serves as a director of several private companies. Mr. Valette has served on our Nominating/Governance Committee since May 2004. He has also served as a member of our Audit Committee since May 2003, and the Committee's Chair since January 2019, and on our Compensation Committee since May 2018. He was named Boston Beer's Lead Director in May 2013.

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Nominees for Board of Directors
Nominees for Class B Director

Nominees for Class B Director

DAVID A. BURWICK

Age 58
Director since: 2005
CLASS B DIRECTOR NOMINEE

Mr. Burwick was appointed President and Chief Executive Officer of Boston Beer in April 2018. Prior to that, he served as President and Chief Executive Officer of Peet's Coffee & Tea, Inc., a specialty coffee and tea company based in Emeryville, California, since December 2012. From April 2010 to December 2012, Mr. Burwick served as President, North America of WW International, Inc., formerly Weight Watchers International, Inc. (NYSE: WW), a leading provider of weight management services based in New York City. Prior to that, Mr. Burwick held numerous senior positions with PepsiCo, Inc. (NASDAQ: PEP), headquartered in Purchase, New York, from 1989 to 2009. Mr. Burwick has also served on Boston Beer's Board of Directors since May 2005. He holds an undergraduate degree from Middlebury College and an MBA from Harvard Business School.

Committees: None

Other Public Company Directorships: None

Specific qualifications and experience of particular relevance to Boston Beer

Mr. Burwick has extensive experience leading consumer products organizations. His significant experience in the beverage industry has also been integral in helping shape our overall brand development strategies during his time on the Company's Board of Directors. Prior to accepting the position of President and Chief Executive Officer in April 2018, he served on our Compensation Committee since May 2005, including as Chair from May 2006 to May 2013, and on our Nominating/Governance Committee since May 2005, including as Chair since May 2013.

CYNTHIA A. FISHER

Age 59
Director since: 2012
CLASS B DIRECTOR NOMINEE

In 2011, Ms. Fisher founded WaterRev, LLC, an investment company located in Newton, Massachusetts, focused on innovative technology companies that enable sustainable practices of water use. She is an independent investor and consults to corporate boards and executive management teams. She also serves on the Board of Directors of Easterly Government Properties, Inc. (NYSE: DEA), a publicly-held real estate investment trust. In 1992, Ms. Fisher founded ViaCord, Inc., a cord blood stem cell banking company, and served as its Chairman and CEO from 1993 to 2000. In 2000, she co-founded ViaCell, Inc., a cellular medicines company, and served as President and on the Board of Directors. ViaCell, the successor to ViaCord, went public in 2005 (NASDAQ: VIAC) and was subsequently sold to PerkinElmer (NYSE: PKI) in 2007. Ms. Fisher is the spouse of C. James Koch, Boston Beer's Founder and Chairman of the Board of Directors. She holds an MBA from Harvard Business School and a BS and honorary Doctorate of Science from Ursinus College.

Committees: None

Other Public Company Directorships: Easterly Government Properties, Inc.

Specific qualifications and experience of particular relevance to Boston Beer

Ms. Fisher serves on the Board of Directors of two public companies and several not-for-profit businesses, including the National Park Foundation, PatientRightsAdvocate.org, and FitMoney.org. Ms. Fisher founded and is Chairman of PatientRightsAdvocate.org, a nonprofit organization that advocates for patients and employers to access real price transparency in healthcare. She co-founded and is Chairman of Fitmoney.org which provides curriculum for K-12 financial literacy. She previously served on the Board of Directors of Water.org. Ms. Fisher brings significant entrepreneurial experience, as well as insight in business strategy, operations, and consumer marketing to the Board's overall business perspective.

THE BOSTON BEER COMPANY, INC. 2020 Proxy Statement 13

C. JAMES KOCH JULIO N. NEMETH Age 70 Director since: 1995 CLASS B DIRECTOR NOMINEE Age 59 Director since: 2020 CLASS B DIRECTOR NOMINEE Mr. Koch founded Boston Beer in 1984 and currently serves as its Chairman. Until January 2001, Mr. Koch also served as the Company's Chief Executive Officer. He also served as the Company's Secretary and Clerk until May 2010. Prior to starting Boston Beer, he had worked as a consultant for an international consulting firm, with a focus on manufacturing. Committees: None Other Public Company Directorships: None Specific qualifications and experience of particular relevance to Boston Beer He has been at the helm of Boston Beer since 1984, during which it has grown from a small start-up company to its current position as a leading craft brewer, are a testament to his skill in brewing, strategy, brand development, and industry leadership. Mr. Nemeth is the Chief Product Supply Officer at Procter & Gamble, a consumer goods corporation headquartered in Cincinnati, OH (NYSE: PG), a position he has held since May 2019. He also serves as the Executive Sponsor of the Hispanic Leadership Team and the People with Disabilities Network at P&G. He has held numerous senior roles with P&G since 1990, including President, Global Business Services from January 2015 to April 2019 and Senior Vice President, Product Supply, Global Operations from July 2013 to December 2014. Prior to his time at P&G, he served as a Project Engineer for Union Carbide Corporation in Brazil from 1987 to 1990 and as a Design Engineer for Fabirnor Argentina from 1984 to 1987. He holds an MBA from Fundação Getúlio Vargas in Brazil and a Bachelor of Science in Naval Engineering from the University of Buenos Aires. He was appointed to Boston Beer's Board of Directors in January 2020. Committees: None Other Public Company Directorships: None Specific qualifications and experience of particular relevance to Boston Beer Mr. Nemeth has more than thirty-five years of operations, engineering, procurement, manufacturing, customer service, quality, distribution, innovation, and general management experience in the consumer goods industry, with significant experience in supply chain management. He currently leads P&G's global Product Supply organization, which includes 58,000 employees, over 100 manufacturing plants, and roughly 200 distribution centers around the world focused on bringing superior products to the world's consumers.

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Future Nominee for Class B Director As we previously reported, as part of our merger with Dogfish Head Brewery, we agreed with Dogfish Head's Founder, Samuel A. Calagione, III, that he would be formally elected to our Board at the 2020 Annual Meeting. Mr. Calagione has agreed to defer his formal election until we complete our search for another independent Director, so that we will remain in compliance with the NYSE majority-independence requirement. On the recommendation of the Nominating/Governance Committee, the Board has formally approved increasing the size of the Board to nine to accommodate Mr. Calagione's election by the sole Class B Stockholder, once a fifth independent Director has been added to the Board. Because we anticipate that Mr. Calagione will formally join our Board in the coming months, we thought it appropriate to include his biographical information in this Proxy Statement. SAMUEL A. CALAGIONE, III Age 50 Director since: - FUTURE CLASS B DIRECTOR NOMINEE Mr. Calagione is Founder and Brewer of Dogfish Head Brewery with overall responsibility for managing the Dogfish Head brand. He founded Dogfish Head with his wife Mariah Calagione in June 1995 and served as CEO until the merger with Boston Beer in July 2019. His innovative style has earned him a James Beard Award for Outstanding Wine, Spirits, or Beer Professional and a reputation as one of the country's most adventurous brewers; he has been featured in The Wall Street Journal, USA Today, People, Forbes, Bon Appetit, and many other magazines and newspapers. He is also the author of two books: Brewing Up a Business (2011) and Off-Centered Leadership (2016). Committees: None Other Public Company Directorships: None Specific qualifications and experience of particular relevance to Boston Beer During his twenty-five years at the helm of Dogfish Head, he has grown the company from a small brewpub in Rehoboth, Delaware to an award-winning nationally-recognized brand and destination. Mr. Calagione's skills in brewing, innovation, marketing, consumer engagement, media relations, management, distributor relations, and entrepreneurship are an invaluable asset to Boston Beer's leadership team, and he will similarly be an instrumental resource as a Director upon his election to the Board.

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Board of Directors Board Governance We are committed to having effective corporate governance and high ethical standards, because we believe that these values support our long-term performance. Our Articles of Organization, By-Laws, Corporate Governance Guidelines, the charters of the Board's committees, and our Code of Business Conduct and Ethics provide the framework of our corporate governance standards. These documents are available on the Governance Documents tab of our investor relations website, www.bostonbeer.com, and are also available in print by request. Requests should be directed to the attention of Investor Relations, The Boston Beer Company, Inc., One Design Center Place, Suite 850, Boston, Massachusetts 02210. Director Independence All three of the individuals standing for election as Class A Directors in 2020 - Ms. Joyce, Mr. Spillane, and Mr. Valette - and one of the four individuals standing for election as Class B Director - Mr. Nemeth - constituting a majority of the Board of Directors, have no material relationship with Boston Beer (either directly or indirectly as a partner, stockholder, or officer of an organization that has a relationship with the Company) and are independent, as determined in accordance with the director independence standards of the New York Stock Exchange ("NYSE") and the SEC. Only independent Directors may serve as members of our Audit, Compensation, and Nominating/Governance Committees. Board Leadership Structure Since 2001, Boston Beer has separated the roles of CEO and Chairman. We believe that this strengthens the Company by allowing the CEO to focus on the day-to-day management of the business and the Chairman to focus on leadership of the Board of Directors, issues of product quality and innovation, and overall brand strategy and awareness. The Chairman continues to be active in our business, but with more focus in critical areas of the business and outreach, including participation in industry trade associations. Both the Chairman and the CEO participate fully in deliberations of the Board of Directors. In May 2013, the non-management members of the Board of Directors voted to establish the position of Lead Director and adopted a charter for the position. The non-management members of the Board of Directors then appointed Mr. Valette as the Lead Director. The role of the Lead Director is to serve in a leadership capacity to coordinate the activities of the other non-management Directors, including but not limited to: (i) presiding at meetings of the Board in the absence of, or upon the request of, the Chairman; (ii) presiding over all executive session meetings of non-management Directors and reporting to the full Board and management concerning such meetings; (iii) reviewing Board agendas in collaboration with the Chairman and CEO and recommending matters for the Board to consider; (iv) serving as a liaison between Directors and the Chairman and CEO without inhibiting direct communications among the Chairman, CEO, and other Directors; (v) serving as the principal liaison for consultation and communication between Directors and stockholders; and (vi) advising the Chairman concerning the retention of advisors and consultants who report directly to the Board. Executive Sessions of the Board The non-management Directors meet in executive sessions without management as part of each regularly-scheduled Board meeting. A portion of each executive session includes the Chairman and the one non-management Director who is not independent, and another portion includes only the independent Directors. The Lead Director leads these sessions and reports back to the Chairman and the CEO regarding these executive session discussions. The independent Directors met formally in executive sessions four times during Fiscal Year 2019. Board Risk Oversight The Board as a whole has ultimate responsibility for risk oversight. It exercises this oversight function through its standing committees, each of which has primary risk oversight accountability with respect to all matters within the scope of its responsibilities, as set forth in its charter. As further described below under the headings "Audit Committee" and "Compensation Committee", the Audit Committee and management regularly discuss Boston Beer's risk assessment and risk management programs and processes, and the Compensation Committee reviews the risks associated with Boston Beer's compensation practices.

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Board Meetings and Attendance We believe that all members of the Board of Directors should attend and actively participate in meetings of the Board and of its committees. Directors are also strongly encouraged to attend meetings of stockholders. During Fiscal Year 2019, there were four regular meetings and three special telephonic meetings of the Board of Directors. Each Director attended at least 75% of the aggregate of the meetings of the Board of Directors and the meetings of the committees on which they served, during the period for which they served as a Director. All Directors attended the 2019 Annual Meeting of Stockholders in person, which was held at our brewery in Boston, Massachusetts. At this meeting, the Directors had the opportunity to meet directly with a number of our individual stockholders, many of whom have held Boston Beer stock since our initial public offering in 1995. Communications with the Board Stockholders and other interested parties may communicate with the Board of Directors or any individual Director by submitting an email to the Company's Board at bod@bostonbeer.com. Communications that are intended specifically for the independent Directors should be sent to the email address above to the attention of the Lead Director. Board Committees Committee Structure There are three standing committees of the Board of Directors: the Audit Committee, the Compensation Committee, and the Nominating/Governance Committee. The membership of these committees is limited to independent Directors. Membership of the committees as of the mailing of this Proxy Statement is outlined in the below chart. Director Audit Compensation Nom/Gov David P. Fialkow Chair Meghan V. Joyce Julio N. Nemeth Michael Spillane Chair Jean-Michel Valette zChair Committee assignments to take effect immediately following the 2020 Annual Meeting of Stockholders will be determined by the Nominating/Governance Committee at that time, including the committee assignment(s) of Mr. Nemeth. Ms. Fisher, Mr. Koch, and Mr. Burwick are not independent Directors. Each of the committees operates under a written charter adopted by the Board, reviews its charter annually, and makes recommendations for revisions to the Board as appropriate. Additionally, each year the Nominating/Governance Committee formally reviews its performance as well as the adequacy of our Corporate Governance Guidelines, recommending any necessary changes to the full Board for approval. The Nominating/ Governance Committee also oversees the annual self-evaluation process for the full Board and each of the standing committees. Copies of the Corporate Governance Guidelines and respective charters, as amended and currently in effect, are available on Boston Beer's investor relations website, www.bostonbeer.com. The function of each committee is described below.

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Audit Committee In accordance with its charter, the Audit Committee assists the Board in fulfilling its responsibility to oversee management's conduct of Boston Beer's financial reporting process, including overseeing the financial reports and other financial information provided by the Company's internal accounting and financial control systems and the annual independent audit of the Company's financial statements. The Audit Committee also appoints, evaluates, and determines the compensation of the Company's independent registered public accounting firm; reviews and approves the scope of the annual audits of the Company's financial statements and its internal controls over financial reporting; pre-approves all other audit and non-audit services provided to the Company by the independent auditors; reviews the Company's disclosure controls and procedures; and reviews other risks that may have a significant impact on the Company's financial statements. Each year, the Audit Committee issues an annual report for inclusion in the Proxy Statement in cooperation with the Corporate Secretary. The Audit Committee is also responsible for the oversight of operational, governance, and other risks that could adversely affect Boston Beer's business. To fulfill these oversight responsibilities, at each of its regular meetings, the Audit Committee reviews and discusses potential material risks to the Company with Boston Beer's Director of Internal Audit and with representatives of the Company's independent registered public accounting firm, and asks for and receives regular updates on steps taken by management to address those risks. Areas of focus in 2019 included portfolio complexity and alignment, leadership skills development and capacity, supply chain demand planning, interdepartmental communications, safety and security, business continuity, product quality, and regulatory and legal compliance. The Audit Committee reports any risks that it believes could have a material adverse impact on the Company to the full Board of Directors. The Audit Committee also reviews and approves Rule 10b5-1 Plans related to the Company's repurchase of its shares of Class A Common Stock ("Class A Shares"). In the event that an Audit Committee member has an individual Rule 10b5-1 Plan in place or the intent to sell Boston Beer stock during a corresponding time period, that member recuses himself or herself from discussions regarding the pricing parameters under the proposed Company 10b5-1 Plan. The Board has determined that two current members of the Audit Committee, independent Directors Ms. Joyce and Mr. Valette, are "audit committee financial experts" as defined under SEC rules. The Audit Committee met four times in 2019. The Chairman, CEO, CFO, and Chief Accounting Officer attended each of the meetings but recused themselves when the Audit Committee met in executive sessions with the Director of Internal Audit or with representatives of the Company's independent registered public accounting firm. The Audit Committee Report is included in the Audit Information section of this Proxy Statement. Compensation Committee The Compensation Committee's responsibility is to carry out the Board's oversight of the compensation of our Directors and Executive Officers by evaluating and approving the Company's compensation programs and policies for those positions. The Committee provides general oversight of our compensation structure, including the Company's equity compensation plans; reviews and makes recommendations to the Board concerning policies or guidelines with respect to compensatory arrangements involving Directors and Executive Officers and their respective participation in the Company's equity plans; reviews and approves Company goals and objectives relevant to the compensation of the Chairman, CEO, and other Executive Officers; evaluates the performance of the Chairman, CEO, and other Executive Officers against those goals; approves cash bonuses and sets salaries for the Chairman, CEO, and other Executive Officers, and determines the total compensation level and mix for the Chairman, CEO, and the other Executive Officers. In cooperation with the independent Directors, members of the Compensation Committee perform an annual evaluation of the performance of the Chairman and the CEO, including obtaining feedback from other Executive Officers and a select group of senior managers. The Compensation Committee also considers areas of risk that may arise from Boston Beer's compensation practices, not only relating to Executive Officer compensation, but with respect to the Company's overall compensation practices. In carrying out its responsibilities, the Committee reports to the full Board on a regular basis. In cooperation with the Corporate Secretary, the Committee also issues an annual report and approves the CD&A for inclusion in the Proxy Statement. During Fiscal Year 2019, there were three regular meetings of the Compensation Committee.

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Nominating/Governance Committee The Nominating/Governance Committee assists the Board by recommending nominees for election as Directors and nominees for each Board committee, evaluating the Board's leadership structure, developing and recommending to the Board a set of corporate governance principles, overseeing an annual evaluation of the Board, and planning for Board succession. The Nominating/Governance Committee, acting independently, but also in concert with the Class B Stockholder who elects the majority of the Board under our By-Laws, regularly assesses the size and composition of the Board, including the experience, qualifications, attributes, and skills represented by current Board members and those that could enhance the overall breadth and strength of the Board. The Committee also reviews Director independence and any potential conflicts of interest; examines and discusses the analyses of Boston Beer's corporate governance standards by proxy advisory firms; considers votes cast by stockholders; reviews communications with stockholders, and makes recommendations to management and/or the Board for improvements; all in order to ensure the adequacy of our corporate governance policies. During Fiscal Year 2019, there were four regular meetings of the Nominating/Governance Committee. Consideration of Nominees for Director The Nominating/Governance Committee employs a variety of methods for identifying and evaluating nominees for Director. The Committee identifies those attributes, qualifications, skills, and experiences that Committee members believe should be reflected on the Board as a whole. Then the Committee reviews the characteristics of the then-current Board and seeks to identify any particular perceived weakness or imbalance. In doing so, the Nominating/Governance Committee takes into consideration the results of skills gap analyses and the annual self-assessments performed by the Board and each of the standing committees and seeks input from the full Board on opportunities to strengthen the Board. The Committee also meets with Mr. Koch, who holds the voting rights to all shares of Class B Common Stock ("Class B Shares"), which entitle him to elect a majority of Board members under our By-Laws. Candidates may come to the attention of the Nominating/ Governance Committee through a number of sources, including current Board members, professional search firms, stockholders, or other persons. Candidates are evaluated by the Nominating/ Governance Committee and may be considered at any point during the year. The Nominating/Governance Committee has discussed the issue of term limits and concluded that establishing formal term limits for Directors is not in the best interests of the Company. The Committee has weighed the potential advantage of bringing "new blood" to the Board versus the disadvantage of losing valuable contributions by Directors who have developed expansive knowledge of the Company and its operations, which the Committee believes has historically resulted in a higher level of overall Board effectiveness. The Committee believes that the Board's annual self-evaluation process serves as an appropriate alternative to term limits. While the Board does not have a formal policy on diversity, the Nominating/Governance Committee considers diversity to be a critical factor in selecting Director nominees. The Committee views diversity broadly, taking gender, ethnicity, experience, skills, judgment, differences of viewpoint, location, education, and professional and industry experience into account, all in the context of the perceived needs of the Board at the relevant time. The Board believes that a diversity of perspectives results in more thoughtful deliberations. Additionally, as discussed in more detail under the heading "Human Capital" below, the Board believes that it is important that the composition of the Board, the Company's Executive Leadership Team, and the Company's coworker base represent the Company's current and potential consumer base in the areas where we market and sell our products. Over the last two years, the Nominating/Governance Committee has been tasked with nominating three Directors to fill vacancies left by the retirement of former President and CEO Mr. Roper in April 2018, the passing of Mr. Tanner in January 2019, and Mr. Fialkow's decision not to stand for reelection in May 2020. Upon commencing its search to fill the initial vacancy, the Committee believed that it was critical to focus on a candidate who would bring a diverse perspective and who would have specific experience in modern consumer recruitment and engagement. More specifically, the Committee asked its external search firm to place a heavy emphasis on the nomination of a candidate that would bring diversity to the Board. While the firm brought forth an array of well-qualified candidates, the Committee did not believe that an ideal fit existed among that initial pool of candidates. Thereafter, the Committee challenged the search firm to only present candidates who would add to the Board's diversity in the subsequent round. The Committee believes that this challenge resulted in the firm thinking "outside the box," which resulted in another array of even more qualified candidates. After a nearly yearlong search, the Committee filled the Class A Director vacancy by appointing Ms. Joyce to the Board as a Class A Director in March 2019. As the Committee anticipated, Ms. Joyce's significant experience in business strategy, managing growth, modern consumer recruitment and engagement, digital marketing, and new technologies has broadened the Board's overall business perspective and diversity.

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Next, with regard to the second vacancy, the Committee focused on finding a candidate who would again bring a diverse perspective to the Board and would also have extensive experience in operations and supply chain management. Following another yearlong search, the Board appointed Mr. Nemeth as a Class B Director. The Committee anticipates that Mr. Nemeth will be an asset to the Board both due to his background and his thirty-five years of operations and supply chain management. A search is ongoing to fill the vacancy created by Mr. Fialkow's decision not to stand for reelection. At present, the Committee seeks to find a candidate with a diverse perspective and significant experience in leadership, consumer marketing, traditional and digital media, and the adoption of new technologies. Stockholder Nominees The policy of the Nominating/Governance Committee is to consider properly submitted stockholder nominations for candidates for membership on the Board, as described in the above section. The same process is used for evaluating a director candidate submitted by a stockholder as is used in the case of any other potential nominee. Any stockholder nominations proposed for consideration by the Nominating/Governance Committee should include the nominee's name and qualifications for Board membership and should be addressed to: Chair, Nominating/Governance Committee c/o Corporate Secretary The Boston Beer Company, Inc. One Design Center Place, Suite 850 Boston, Massachusetts 02210 If Boston Beer receives a communication from a stockholder nominating a candidate that is not submitted as described above, it will forward such communication to the Chair of the Nominating/Governance Committee. Stockholder Engagement We believe it is crucial to engage actively with and receive feedback from our non-affiliated stockholders, particularly as it relates to matters of corporate governance, compensation, social concerns, and other topics of importance to them. In recent years, we have reached out to our top twenty-five shareholders to attempt to receive this type of feedback. For example, based partly on feedback from our stockholder outreach in 2017, we adjusted our long-term equity program in 2018 so that the non-salary portion of the potential compensation mix of our NEOs was more balanced among: (1) cash incentive bonuses contingent on Company performance; (2) option awards contingent solely on Company performance; and (3) restricted stock awards contingent on continued employment. In May 2018, prior to the Company's 2018 Annual Meeting of Stockholders, the Company reached out to its top twenty-five institutional stockholders to discuss the Company's advisory Say-on-Pay resolution. In connection with this outreach, we received feedback that investors prefer that the Company utilize a mix of annual performance-based options and time-based restricted stock awards for its long-term equity compensation grants to its Named Executive Officers, recognizing that the Company began moving in that direction with its January 2018 equity grants. These concerns were relayed to the Compensation Committee. As reported in our 2019 Proxy Statement, the Compensation Committee utilized a similar mix of performance-based options and time-based restricted stock unit awards in the Company's 2019 annual equity grants to its Named Executive Officers. In May 2019, we again reached out to our top twenty-five institutional stockholders, who then held approximately 74% of the Company's outstanding Class A Shares, to discuss the Company's advisory Say-on-Pay resolution or any other relevant topics that the stockholders wanted to discuss. We ultimately held discussions with four stockholders with significant ownership holdings. These discussions yielded feedback on a range of topics, including executive compensation, succession planning, and corporate culture. The primary concern expressed by the stockholders was the nature and magnitude of the "Recruitment RSAs" granted to Mr. Burwick on April 30, 2018. The Recruitment RSAs are discussed in the Executive Compensation section of this Proxy Statement and were also discussed in detail under the heading "Compensation of David A. Burwick, President & Chief Executive Officer" in our 2019 Proxy Statement. The stockholders expressed the belief that the Recruitment RSAs should have included performance criteria and that the magnitude was larger than they would have expected. While the Company acknowledged a preference for the inclusion of performance contingencies in the Recruitment RSAs, it also explained the need to match the significant time-based equity awards from his former company that Mr. Burwick would be forfeiting to join the Company. In the discussions with shareholders, the Company also explained that, partially based on historical stockholder feedback, it has improved its focus on executive succession planning in an attempt to mitigate the risk that awards of such magnitude will be required in the future. Further, the Committee believes the

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changes implemented following shareholder outreach efforts since 2017 to maintain a compensation program with greater performance orientation, especially related to long-term incentives, demonstrates a commitment to shareholder responsiveness and alignment. At the Company's 2019 Annual Meeting, all of Boston Beer's Class A Directors were elected by a majority of votes cast. As reported in a Current Report on Form 8-K ("Form 8-K") filed by the Company on May 20, 2019, Ms. Joyce received a favorable vote of 99.5% of the votes cast, Mr. Spillane received a favorable vote of 92.1% of the votes cast, and Mr. Valette received a favorable vote of 82.9% of the votes cast. Additionally, a plurality of the Class A Stockholders approved, on an advisory basis, the non-binding Say-on-Pay resolution, which received a favorable vote of 44.2% of the votes cast. In response to the 2019 Say-on-Pay advisory vote, in September 2019 the Company again reached out to its top twenty-five institutional stockholders, who then held approximately 76% of the Company's outstanding Class A Shares. Our Lead Independent Director, Mr. Valette, and our Corporate Secretary, Michael G. Andrews, ultimately held meetings or telephone conferences with eight of these stockholders, holding extensive discussions on topics such as CEO compensation, succession planning, diversity, sustainability, culture, disclosure, and stock class structure. Mr. Valette and Mr. Andrews presented the feedback to the full Board in October 2019 and followed that up with a memorandum to the Board of Directors in December 2019. The Board anticipates that this feedback will significantly influence its future deliberations. Among the feedback received was: zz CEO Compensation. A majority of those stockholders consulted echoed the concern noted above about the nature and magnitude of Mr. Burwick's Recruitment RSAs. That said, a similar majority of the stockholders who provided feedback expressed that they had no other concerns with the Company's executive compensation structure other than those two one- time awards. As such, the Board intends to continue with its current compensation practices, with a greater focus on succession planning as discussed below. zz Succession Planning. A significant majority of stockholders relayed their belief that CEO and executive succession planning should be a regular agenda item on the annual Board calendar. In response, Mr. Valette noted that the Company's management team has recently improved its focus on internal executive succession planning since Mr. Burwick joined the Company, holding discussions and meetings on the topic annually. The Company's succession planning efforts are discussed in more detail below under the heading "Succession Planning and Talent Management." zz Diversity. Almost all stockholders indicated that diversity is vital in the makeup of boards and management teams. Boards and management teams should seek to represent the company's coworkers and customer base. In response, Mr. Valette and Mr. Andrews discussed the Company's ongoing diversity efforts, which are outlined in more detail under the headings "Consideration of Nominees for Director" above and "Diversity and Inclusion" below. zz Sustainability. Similarly, almost all stockholders relayed the general preference that boards have regular conversations with management about sustainable practices, especially when it is beneficial to the bottom line over the long term. Mr. Valette discussed this feedback with the Board. The Company's ongoing sustainability efforts are discussed in more detail below under the heading "Environmental and Sustainability Considerations." zz Culture. Several stockholders discussed culture as a vital retention and recruiting tool generally in today's employment environment. Boards should be discussing culture with management regularly. In response, Mr. Valette and Mr. Andrews discussed the Company's ongoing efforts related to culture, which are outlined in more detail under the headings "Human Capital" and "Culture" below. Upon further specific discussion of the Company's culture, the stockholders generally agreed that this area was a strength for the Company. At the 2020 Annual Meeting, we will hold another advisory Say-on-Pay vote on the compensation of our Named Executive Officers, as we have done on an annual basis since 2011. The Compensation Committee will continue to consider the results of these advisory votes, as well as the valued feedback of stockholders, in evaluating our executive compensation and other policies.

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Board Review of Related Party Transactions Under our Code of Business Conduct and Ethics, our Directors, Executive Officers, and other coworkers are required to report any proposed related party transactions to our General Counsel's Office, who will bring those concerns to the attention of the Audit Committee. In 2017, the Board of Directors adopted a written Related Party Transactions Policy on the recommendation of the Audit Committee. The policy is intended to enable the Audit Committee to consider the approval and reporting of transactions between the Company and any of its Directors, Director Nominees, Executive Officers, or 5% Stockholders, or certain entities or persons related to them (each, a "Related Party"). The policy requires Directors, Director Nominees, and Executive Officers to report any potential material related party transaction between the Company on one hand and a Related Party on the other hand to the Company's General Counsel, who will in turn refer the transaction to the Audit Committee for review. In considering whether to approve the transaction, the Audit Committee will weigh a number of factors, including but not limited to: (i) whether the terms of the transaction are fair to the Company and would be acceptable if the same transaction did not involve a Related Party; (ii) the nature of alternative transactions; (iii) Director independence; (iv) timely compliance with the approval process; (v) the potential for conflicts of interest; and (vi) the size and ongoing nature of the proposed transaction. Since January 1, 2019, except for the matters disclosed below, we have not entered into any material transaction with any Related Parties, nor do we currently have any proposed transactions in which Boston Beer is or was a participant and in which any such Related Party had or will have a direct or indirect material interest. Mr. Calagione's wife, Mariah Calagione ("Ms. Calagione"), is a coworker and at-will employee at Boston Beer with the title of Founder and Communitarian, pursuant to an employment agreement dated July 3, 2019. A form of Ms. Calagione's Employment Agreement was filed as Exhibit 99.5 to a Form 8-K filed by the Company on May 9, 2019, which was later executed upon the closing of the Dogfish Head transaction on July 3, 2019. Pursuant to her Employment Agreement, Ms. Calagione received total compensation of $293,038 in 2019. She did not receive any bonus or equity awards in 2019, and was eligible for the same benefits as other coworkers. In 2020, her Employment Agreement requires her to devote at least 50% of her business time and effort to the Company, with a base salary of $213,725. Mr. and Ms. Calagione own Red Wagon LLC, which is the owner of the land on which two Company-owned retail establishments in Delaware, Chesapeake & Maine and Brewing & Eats, are located. The Company is party to two leases with Red Wagon LLC for these premises. Both leases, as amended, commenced on July 1, 2019 with an expiration date of June 30, 2029, terminable by the Company at any time, and renewable for three (3) consecutive, five (5)-year terms on 180 days' notice. The combined monthly rent for the two leases is $29,043. The total amount paid by the Company to Red Wagon LLC in 2019 under these lease agreements was $183,000. Mr. and Ms. Calagione also own Super Suite, LLC, which in turn owns property and a cottage in Lewes, Delaware, near the Company-owned Dogfish Inn. The cottage is rented out to the public in a similar fashion as a hotel suite. The Company is party to a property management services agreement with Super Suite, LLC, under which the Dogfish Inn manages reservations and cleaning, and coordinates maintenance of the cottage. The agreement commenced on June 11, 2018 and runs for a term of one year, automatically renewable for subsequent one-year terms. The Company may terminate at any time on 30 days' notice. There is no set fee for the services, but the Company retains 40% of the revenue from the rental of the cottage and passes 60% of the revenue, less expense paid, to Super Suite, LLC. The total amount paid by the Company to Super Suite LLC in 2019 was less than $20,000. Ms. Calagione is a part owner of Loblolly LLC, which owns property in Milton, DE that includes an advertising billboard structure. The Company is a party to an outdoor advertising agreement, whereby it rents advertising space on the billboard for $1,300 per month. The agreement has an effective date of October 1, 2019 and a termination date of September 30, 2020. The total amount paid by the Company to Loblolly LLC in 2019 was less than $10,000. All above related party transactions were disclosed to, reviewed by, and approved by the Company's Audit Committee and Board of Directors prior to the completion of the Dogfish Head transaction. The Board believes that payments under each of these agreements represent fair market value for the respective services or property received, and that for each transaction the financial and other terms are comparable to what the Company would have obtained in a negotiated arm's-length transaction with an unrelated third party.

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Director Compensation Compensation Summary A summary of the elements of compensation for non-management Directors is set forth below: Applies to Payment For Compensation Payable All Non-Management Directors One-time Award Option for shares of Class A Common Stock valued at approximately $115,000 as of the date of grant Upon first-time election or appointment to the Board All Non-Management Directors Annual Award Option for shares of Class A Common Stock valued at approximately $115,000 as of the date of grant Upon each election to the Board All Non-Management Directors Annual Retainer $30,000 Upon election to the Board Lead Director Annual Retainer $10,000 Upon appointment Chair, Audit Committee Annual Retainer $15,000 Upon appointment Chair, Compensation Committee Annual Retainer $10,000 Upon appointment Chair, Nominating/Governance Committee Annual Retainer $9,000 Upon appointment Members of Audit Committee (other than Chair) Annual Retainer $10,000 Upon appointment to the Audit Committee Members of Other Standing Committees (other than Chair) Annual Retainer $2,000 Upon appointment to a standing committee other than the Audit Committee All option awards to Non-Employee Directors are granted under our Restated 1996 Stock Option Plan for Non-Employee Directors, or the "Director Option Plan." As provided in the Director Option Plan, options carry an exercise price equal to the closing price on the last trading day prior to the grant date, are immediately fully vested, and expire ten (10) years after the date of grant or three (3) years after the grantee ceases to be a Director of the Company, whichever occurs sooner. The number of Class A Shares registered under the Director Option Plan is 550,000 shares, with 68,846 remaining shares available for issuance as of the end of the 2019 Fiscal Year. The number of shares of Class A Common Stock granted under each option is the greatest number of whole shares that results in a value of $115,000 as computed using the trinomial option-pricing model and the closing price on the last trading day prior to the grant date as the fair market value of the underlying shares.

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Director Compensation for Fiscal Year 2019 The following table sets forth certain information concerning the 2019 compensation of all non-management Directors. Information regarding the compensation of Mr. Koch and Mr. Burwick, each a 2019 Named Executive Officer, may be found under the CD&A and Executive Compensation sections of this Proxy Statement. Name Fees Earned or Paid in Cash Option Awards (1)(2) Total David P. Fialkow $ 39,000 $ 114,859 $ 153,859 Cynthia A. Fisher $ 30,000 $ 114,859 $ 144,859 Meghan V. Joyce (3) $ 49,178 $ 229,731 $ 278,909 Michael Spillane $ 52,000 $ 114,859 $ 166,859 Jean-Michel Valette $ 59,000 $ 114,859 $ 173,859 (1) Reflects the dollar amount of the aggregate grant date fair value of awards granted during Fiscal Year 2019, as computed in accordance with Accounting Standards Codification 718, Compensation-Stock Compensation ("ASC 718"). The methods and assumptions used in valuing the stock option awards in accordance with ASC 718 are described in the audited financial statements for Fiscal Year 2019 included in Boston Beer's Annual Report on Form 10-K filed with the SEC on February 19, 2020. (2) On May 16, 2019, upon election to the Board of Directors, each non-management Director was granted an option under the Director Option Plan to purchase 787 Class A Shares at an exercise price of $343.86, the closing price on the last trading day before the grant date. All options are fully vested as of the grant date. As of the end of the 2019 Fiscal Year, the aggregate number of shares subject to stock options held by non-management Directors is shown below: Name Number of Option Shares David P. Fialkow 6,621 Cynthia A. Fisher 13,723 Meghan V. Joyce 1,631 Michael Spillane 6,621 Jean-Michel Valette 11,868 (3) Ms. Joyce was appointed to Boston Beer's Board of Directors in March 2019, outside the standard Director nomination cycle. Pursuant to our Director Compensation Schedule, she received $5,178.08 in Directors fees upon her initial election to the Board in March 2019, representing a prorated portion of fees for the Board year running from May 2018 to May 2019. At the same time, she was also awarded an option under the Director Option Plan to purchase 844 Class A Shares at an exercise price of $315.94, the closing price on the last trading day before the grant date. All options were fully vested as of the grant date. In May 2019, she received $44,000 in Director fees for the Board year running from May 2019 to May 2020, as well as the same option award granted to all other incumbent Directors.

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Executive Officers Information about our Executive Officers is set forth below. Our Executive Officers are elected annually by the Board of Directors, or upon joining Boston Beer at other times during the year, and hold office until their successors are elected and qualified or until their earlier resignation or removal. C. James Koch, 70, currently serves as our Chairman. Mr. Koch founded Boston Beer in 1984 and was our Chief Executive Officer from that time until January 2001. David A. Burwick, 58, was appointed President and Chief Executive Officer of Boston Beer in April 2018. Prior to that, he served as President and Chief Executive Officer of Peet's Coffee & Tea, Inc., a specialty coffee and tea company based in Emeryville, California, since December 2012. From April 2010 to December 2012, Mr. Burwick served as President, North America of WW International, Inc., formerly Weight Watchers International, Inc. (NYSE: WW), a leading provider of weight management services based in New York City. Prior to that, Mr. Burwick held numerous positions with PepsiCo, Inc. (NASDAQ: PEP), headquartered in Purchase, New York, including Chief Marketing Officer, PepsiCo Americas Beverages from August 2008 to August 2009; Executive Vice President, Marketing, Sales and R&D, PepsiCo International from April 2008 to July 2008; President, Pepsi-QTG Canada from January 2006 to March 2008; Chief Marketing Officer, Pepsi-Cola North America from June 2002 to December 2005; and various marketing roles from 1989 to 2002. Mr. Burwick has also served on Boston Beer's Board of Directors since May 2005. Samuel A. Calagione, III, 50, is Founder and Brewer of Dogfish Head Brewery with overall responsibility for managing the Dogfish Head brand. He founded Dogfish Head with his wife Mariah Calagione in June 1995 and served as CEO until the merger with Boston Beer in July 2019. His innovative style has earned him a James Beard Award for Outstanding Wine, Spirits, or Beer Professional and a reputation as one of the country's most adventurous brewers; he has been featured in The Wall Street Journal, USA Today, People, Forbes, Bon Appetit, and many other magazines and newspapers. He is also the author of two books: Brewing Up a Business (2011) and Off-Centered Leadership (2016). John C. Geist, 60, was appointed Boston Beer's Chief Sales Officer in January 2016, after serving as our Vice President of Sales from 2007 to 2015 and National Sales Manager from 1998 to 2007. Mr. Geist joined the Company in 1997 from a large alcohol beverage distributor where he had been a sales manager. David L. Grinnell, 62, was appointed Boston Beer's Vice President, Brewing in January 2008, after serving as the Company's Director of Quality & Brewing since 2001. Mr. Grinnell joined Boston Beer in 1988 from New Amsterdam Brewing Company, where he was a founding member. Tara L. Heath, 45, was appointed Vice President, Legal & Deputy General Counsel of Boston Beer in July 2016. She joined the Company in 1997 and has held various positions during that time, including Senior Corporate Counsel & Director of Regulatory Affairs from 2013 to 2016 and Senior Manager & Attorney for Regulatory Affairs from 2009 to 2013. Lesya Lysyj, 57, joined the Company as Chief Marketing Officer in April 2019. Ms. Lysyj has nearly 30 years of marketing experience in the food and beverage industry. Prior to joining Boston Beer, she served as President U.S. (Sales and Marketing) for Welch's Foods, based in Concord, Massachusetts from September 2017 to April 2019. From 2013 to 2015, she served as President North America of Weight Watchers International. She was Chief Marketing Officer for Heineken USA, headquartered in New York City, from 2011 to 2013. Prior to that, she held a number of positions with Kraft Foods from 1990 to 2011, including positions as Vice President Marketing, Confectionary and Executive Vice President of Marketing, Cadbury. Matthew D. Murphy, 51, was appointed Chief Accounting Officer of Boston Beer in August 2015. Prior to the appointment, Mr. Murphy held the position of Corporate Controller at Boston Beer since September 2006. Prior to joining Boston Beer, he was Chief Financial Officer of Opodo, a leading European online travel agency, from 2004 to 2006. Carolyn L. O'Boyle, 41, joined the Company as Chief People Officer in March 2020. She has extensive experience in talent strategy and operations, including expertise in recruiting, total rewards, operational transformation, immigration, people analytics, business partners, and shared services. Prior to joining Boston Beer, she was a Managing Director at Deloitte in Boston, MA from August 2013 to February 2020, serving as the National Managing Director for Talent Operations and Chief Operating Officer for Talent. Prior to that, she served in various senior roles at Deloitte from September 2005 to August 2013, and as an Operations Manager at Diageo North America, a wine and spirits company based in Norwalk, CT, in 2004. Frank H. Smalla, 54, was named Treasurer and Chief Financial Officer of Boston Beer in February 2016, after serving in the interim position of Senior Vice President, Finance in January 2016. Mr. Smalla previously worked in various senior financial roles for Kraft Foods Group, Inc. of Northfield, Illinois from 1995 through 2015, most recently as Senior Vice President, Finance of U.S. Business Units, U.S. Sales, Integrated Supply Chain, RDQ and Marketing Services. He held the positions of Senior Vice President of Finance from 2012 to 2015 and Vice President of Finance from 2010 to 2012. Mr. Smalla is also an independent director of G&L Holdings, Inc., a privately-held holding company of leading food ingredient manufacturers based in Rome, GA. Quincy B. Troupe, 53, was appointed Senior Vice President, Supply Chain in January 2016. Mr. Troupe has over twenty years of supply chain management experience in the consumer food industry. Prior to joining Boston Beer, he served as Vice President, Manufacturing and Supply Chain Strategy, for the Pepperidge Farm division of Campbell Soup Company, Inc. from 2013 to 2015, and as Vice President, Supply Chain for Campbell North America from 2010 to 2013. Prior to joining Campbell Soup, Mr. Troupe served in various senior operational roles with Mars, Inc. of McLean, Virginia from 1997 to 2010.

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Compensation Discussion and Analysis In this section of the Proxy Statement, which we sometimes refer to as the CD&A, we will describe the important components of our executive compensation program for our Named Executive Officers. In 2019, our Named Executive Officers were: DAVID A. BURWICK President and Chief Executive Officer FRANK H. SMALLA Treasurer and Chief Financial Officer C. JAMES KOCH Founder and Chairman JOHN C. GEIST Chief Sales Officer LESYA LYSYJ Chief Marketing Officer In addition to providing an overview of our executive compensation program, this section also explains how the Compensation Committee determined the specific compensation policies and decisions involving our Named Executive Officers. Role of the Compensation Committee The Compensation Committee has overall responsibility for evaluating and approving Boston Beer's compensation programs and policies relating to Directors and Executive Officers. This includes reviewing the competitiveness of executive compensation programs, evaluating the performance of our Executive Officers, and approving their annual compensation and equity awards. The Committee reviews and approves corporate goals and objectives relevant to the compensation of our Chairman, CEO, and other Executive Officers; evaluates the achievement of those goals, taking into consideration the recommendations of the CEO; and sets compensation levels based on this evaluation. Compensation Philosophy and Objectives Boston Beer's executive compensation program is designed to attract, motivate, reward, and retain highly competent executives, with a focus on pay for performance through bonuses linked to Company performance and equity awards with performance- based vesting linked to Company performance and time-based vesting linked to retention. Overall, Boston Beer believes it should provide competitive pay to its Executive Officers and align compensation with achieving the Company's goals and delivering strong company performance, in terms of both growth and long-term stockholder value. These compensation packages are designed to: zz provide executives with competitive cash and stock compensation with a significant portion of total compensation contingent on Company performance, thereby increasing stockholder value; zz provide higher compensation to high-value contributors and high performers in the most critical areas of the Company's business; and zz encourage executives to act as owners with an equity stake in the Company, while reducing risk from its compensation practices that would be reasonably likely to have a material adverse effect on the Company, by basing variable compensation on a range of performance criteria that have a mix of short-term and long-term implications. In keeping with these objectives, the structure of our executive compensation program is described in the section below.

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Response to Recent Advisory Say-on-Pay Votes In establishing the Company's compensation practices, the Board and the Compensation Committee strongly considered the results of the advisory Say-on-Pay votes in 2017, 2018, and 2019. Most notably, based on feedback from our stockholder outreach in recent years, out long-term equity program has been structured so that the non-salary portion of the potential compensation mix of our NEOs is balanced among: (1) cash incentive bonuses contingent on Company performance; (2) option awards contingent solely on Company performance; and (3) restricted stock awards contingent on continued employment. Our discussions with stockholders and steps taken by the Company in responses to those discussions is discussed in detail under the heading "Stockholder Engagement" above. Components of Executive Compensation and Compensation Mix The total potential compensation mix of our Named Executive Officers balances: (1) competitive base salaries; (2) cash incentive bonuses contingent primarily on Company performance; (3) option awards generally contingent solely on multi-year Company performance; and (4) restricted stock unit awards generally contingent on continued employment. These pillars of our executive compensation program are described in more detail below. For other Executive Officers and senior managers of the Company, the proportion of compensation provided by equity and other variable, performance-based compensation, increases with the individual's level of responsibility and ability to have an impact on the Company's business. Base Salary Base salaries are determined by a variety of factors, including the executive's scope of responsibilities, tenure, performance, and a comparison of salaries paid to peers within the Company and to those with similar roles at other companies of similar size, scale, and complexity. Base salaries are set at levels that allow us to attract and retain superior leaders and that will enable us to deliver on our business goals. Salaries are reviewed annually and may be adjusted after considering the above factors. The Compensation Committee determines the base salaries of the Chairman and the CEO, taking into account individual and Company performance, individual responsibilities, and market data regarding peer group compensation. The Chairman makes a recommendation to the Compensation Committee for the base salary of the CEO. The CEO, in turn, makes recommendations to the Compensation Committee for base salaries of each Executive Officer, other than the Chairman and the CEO. When setting the base salaries of each of these Executive Officers, the Compensation Committee, while considering the recommendations of the CEO and the Chairman, makes the final determination based on the factors listed above and its assessment of each Executive Officer's performance during the previous year. The Compensation Committee met on February 12, 2019 and reviewed the proposed 2019 compensation packages of our Executive Officers. During the meeting, the Committee approved the following 2019 base salaries for our Named Executive Officers: $772,500 for Mr. Burwick, a 3% increase from his 2018 base salary; $535,600 for Mr. Smalla, a 3% increase from his 2018 base salary; $427,450 for Mr. Koch, a 3% increase from his 2018 base salary; and $535,600 for Mr. Geist, a 3% increase from his 2018 base salary. These salaries took effect on March 24, 2019. Ms. Lysyj joined the Company on April 29, 2019. A marketing professional with nearly 30 years of experience in the food and beverage industry, Ms. Lysyj joined the Company from Welch's Foods, where she served as President of US Sales and Marketing. The terms of her employment, including her annualized base salary of $475,000 and her sign-on equity grant, were set forth in a March 21, 2019 Offer Letter, a copy of which was attached as Exhibit 10.5 to the Company's 10-Q filed on July 25, 2019 (the "Lysyj Offer Letter"). The terms of the Lysyj Offer Letter were approved by the Board upon the recommendation of the Compensation Committee. Cash Incentive Bonuses Bonuses payable to our Executive Officers are based primarily on Company performance against certain "Company Goals" in accordance with a "Bonus Scale," subject to limited adjustment by the Compensation Committee, in its discretion, as noted below. In recent years, the Company Goals have consisted of pre-established depletions growth, Earnings Before Interest & Tax ("EBIT"), and resource efficiency (focused cost savings) targets. As reported in a Form 8-K filed by the Company on February 15, 2019, at its meeting on February 12, 2019, the Compensation Committee approved: (1) company-wide goals for Fiscal Year 2019 (the "2019 Company Goals"); (2) the 2019 bonus target for each Executive Officer, as a percentage of his or her base salary ("2019 Bonus Target "); and (3) a bonus scale ranging from 0% to 250% (the "2019 Bonus Scale") for determining bonus payouts

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Compensation Discussion and Analysis
Components of Executive Compensation and Compensation Mix

as a percentage of each Executive Officer's respective 2019 Bonus Target, based on the Committee's determination of the Company's ultimate achievement of the 2019 Company Goals.

The target parameters of the 2019 Company Goals were based on the Company's 2019 Financial Plan. The 2019 Company Goals consisted of achieving: (1) certain depletions targets over 2018 ("2019 Depletions Growth"), which are weighted as 60% of the Goals; (2) certain EBIT targets, which are weighted as 20% of the Goals; and (3) the generation of certain resource efficiency targets, which are weighted as 20% of the Goals.

The 2019 Bonus Target for each NEO was as follows:

- Mr. Burwick: 100% of base salary;
- Mr. Smalla 60% of base salary;
- Mr. Koch: 100% of base salary;
- Mr. Geist: 60% of base salary; and
- Ms. Lysyj, 50% of base salary, as established in the Lysyj Offer Letter.

The percentages were unchanged from 2018. The bonus potentials of the Company's other Executive Officers for 2019 ranged between 35% and 50% of their respective base salaries, with payout levels calculated in accordance with the 2019 Bonus Scale.

As reported in the February 15, 2019 Form 8-K, the bonus of each Executive Officer for Fiscal Year 2019 was to be determined by the Compensation Committee before March 1, 2020, based on a three-step process, which process was finalized on February 12, 2020. First, the Committee determined the Company's achievement of the 2019 Company Goals against the 2019 Bonus Scale (the "2019 Achievement").

Second, the Committee established an aggregate bonus pool for the Company's Executive Officers, including the NEOs, by applying the 2019 Achievement against each Officer's 2019 Bonus Target.

Third, the Compensation Committee exercised its reserved discretion to adjust each Executive Officer's final 2019 bonus payout based on the Committee's assessment of each Executive Officer's overall job performance, key competencies, and the achievement of relevant objectives and key results in 2019. The Committee had retained the discretion to increase or decrease an Officer's bonus payout by 10% from the baseline target bonus if the Officer was deemed to have performed "successfully" in 2019, and by 30% if the Officer was deemed to have performed "exceptionally." The Committee had also retained the discretion to decrease an Officer's 2019 bonus payout to as low as $0 if the Officer was deemed to have performed "unsatisfactorily" in 2019.

The 2019 Bonus Scale, as detailed in the chart below, was a sliding scale of target points for each of the depletions, EBIT, and resource efficiency (focused cost savings) goals. For example, the potential payouts for achievement relative to the 2019 Depletions Growth target would have been: 0% of the target if 2019 Depletions Growth was 4.0% or less; 100% of the target if 2019 Depletions Growth was 11.0%; or 250% of the target if 2019 Depletions Growth was 23.0% or greater. For the EBIT target, potential payouts would have been, for example: 0% of the target if the Company's 2019 EBIT was $119 million or less; 100% of the target if 2019 EBIT was $135 million; or 250% of the target if 2019 EBIT was $163 million or higher. For the resource efficiency target, potential payouts would have been, for example: 0% of the target if the Company recognized $20 million or less in resource efficiencies; 100% of the target if the Company recognized $28 million in resource efficiencies; or 250% of the target if the Company recognized $40 million or more in resource efficiencies.

2019 Bonus Scale

Resource Efficiencies (millions $)	$ 20	$ 22	$ 24	$ 26	$ 28	$ 30	$ 32	$ 34	$ 36	$ 38	$ 40
EBIT (millions $)	$ 119	$ 123	$ 127	$ 131	$ 135	$ 138	$ 141	$ 145	$ 151	$ 157	$ 163
Depletions Growth %	0%	5%	6%	8%	11%	12%	13%	15%	18%	21%	23%
PAYOUT %	**0%**	**25%**	**50%**	**75%**	**100%**	**125%**	**150%**	**175%**	**200%**	**225%**	**250%**

The 2019 Bonus Scale was not modified as a result of the Dogfish Head merger, and the Compensation Committee did not include Dogfish Head resource efficiencies, EBIT, or depletions when determining the Company's achievement on the 2019 Bonus Scale.

In February 2020, the Compensation Committee reviewed the Company's performance against the 2019 Bonus Scale and determined that the Company ultimately achieved 187% on the scale. In making this assessment, the Committee determined that the Company significantly exceeded each of its depletions growth, EBIT, and resource efficiency goals. As illustrated in the chart below, the Committee determined that the Company achieved 207% of target for 2019 Depletions Growth; 188% of target for EBIT; and 125% of target for resource efficiency. The Company achieved 22% depletions growth in Fiscal Year 2019, significantly exceeding growth targets. This followed depletions growth of 13% in 2018, which marked a significant turnaround following overall depletions decreases of 7% in 2017 and 5% in 2016. Additionally,

28 THE BOSTON BEER COMPANY, INC. 2020 Proxy Statement www.bostonbeer.com the Committee determined that the Company achieved $148 million in EBIT and $30.0 million in focused cost savings. The Company's achievement of the 2019 targets was as follows: Achievement % Achievement on 2019 Bonus Scale $30 million in Resource Efficiencies (focused cost savings) 125% $148 million in EBIT 188% 18.7% Depletions Growth 207% PAYOUT % 187% The Committee accordingly approved 2019 bonuses for our Executive Officers, including the following bonuses for our Named Executive Officers: $1,434,865 for Mr. Burwick; $621,904 for Mr. Smalla; $793,959 for Mr. Koch; $621,904 for Mr. Geist; and $452,125 for Ms. Lysyj. These bonuses were paid in March 2020. Additionally, certain Executive Officers and senior managers were awarded special bonuses, separate from the Company's bonus program, in recognition of their significant roles in overseeing the Dogfish Head integration in 2019. Among the NEOs, both Mr. Smalla and Mr. Geist received a $50,000 integration bonus, which was paid in March 2020. Long-Term Equity Awards Long-Term Equity Awards ("LTE Awards") are designed to provide Executive Officers and other select coworkers a reward for delivering long-term stockholder value and to align the interests of our key coworkers with the interests of our stockholders. LTE Awards are also an effective tool for attracting and retaining executives and other key coworkers. Our LTE Awards program is governed by our EEIP, which was last amended on December 20, 2018. A copy of the EEIP was attached as Exhibit 10.1 to the Form 8-K filed by the Company on December 22, 2018. The primary components of our LTE Awards program - stock option awards, restricted stock units, and investment shares - are described in detail below. Stock Option Awards Under our EEIP, certain coworkers are eligible to receive stock option awards. While generally granted on an annual basis in March, all option grants are discretionary and may be granted by the Board upon the recommendation of the Compensation Committee at any time. For example, options may be granted at other times during the year under certain circumstances, such as the hiring of a new Executive Officer, as part of a performance review, in connection with a promotion or mid-year compensation adjustment, or to address potential retention issues. Such option awards may have vesting and performance criteria that differ from the annual grants. The Compensation Committee believes that stock option awards are an effective way to reward Executive Officers and senior managers and align their interests with the interests of Boston Beer's stockholders, as they provide significant equity compensation only if the value of the Company's stock increases. In addition, through the use of performance-based vesting, the Committee endeavors to assure that receipt of significant equity- based compensation requires that the Company's performance exceeds appropriate benchmarks. Through the use of vesting over a number of years, the Committee endeavors to create an incentive for retention. The Compensation Committee has also granted time-based vesting options in the past to certain Executive Officers to encourage retention or to provide appropriate incentives to attract new executives. The Compensation Committee reviews any employment offers made to new Executive Officers that contain equity grants; any such grant is conditioned on approval of the Compensation Committee and the full Board of Directors. In assessing these offers, the Compensation Committee evaluates historical compensation for the individual, the value of the role, and compensation for peers within the Company or comparable roles within the Company's peer group, to the extent such data is available to the Committee. At its meeting on February 13, 2019, the Board of Directors approved, upon the recommendation of the Compensation Committee, grants of performance-based stock option awards to six Executive Officers, to be effective on March 1, 2019, for a total of 14,680 shares. The March 1, 2019 option grants included the following awards to our Named Executive Officers: 7,352 option shares to Mr. Burwick, valued at $999,886 on the grant date; 1,911 option shares to Mr. Smalla, valued at $259,899 on the grant date; 0 shares to Mr. Koch; and 1,911 option shares to Mr. Geist, valued at $259,899 on the grant date. Each of the 2019 option shares has an exercise price of $312.56, which was the closing price of Class A Shares on the day before the grant. The extent to which all of these option shares may become exercisable is dependent upon the Company achieving certain compounded annual growth rate targets based on net revenue growth in Fiscal Year 2020 over Fiscal Year 2018. The determination of the vesting of these stock option shares will be made by the Compensation Committee before March 1, 2021. If the compounded annual growth rate of the Company's net revenue in Fiscal Year 2020 over Fiscal Year 2018 is equal to or greater than 3.5%, the options will vest as to one-third of the underlying shares on March 1, 2021, one-third on March 1, 2022, and one-third on March 1, 2023, contingent on continued employment on the applicable vesting dates and subject to accelerated vesting upon the occurrence of certain specified events. If the compounded annual growth rate of the Company's net revenue in Fiscal Year 2020 over Fiscal Year 2018 is equal to or greater than 2% but less than 3.5%, the options will vest as to one-sixth of the underlying shares on March 1, 2021, one-sixth on March 1, 2022, and one-sixth on March 1, 2023, contingent on continued employment on the applicable vesting dates and subject to accelerated vesting upon the occurrence of certain specified events. The options will lapse to the extent that the growth targets are less than 2%.

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As agreed in the Lysyj Offer Letter, the Company granted 11,827 option shares to Ms. Lysyj, valued at $1,499,971, on the April 29, 2019 grant date. Each of the option shares has an exercise price of $304.56, which was the closing price of Class A Shares on the day before the grant. The options will vest as to 50% of the underlying shares on April 29, 2022, 25% of the shares on April 29, 2023, and 25% of the shares on April 29, 2024, contingent on continued employment on the applicable vesting dates and subject to accelerated vesting upon the occurrence of certain specified events. The Board determined that it was necessary and appropriate that this stock option award and the RSUs called for by the Lysyj Offer Letter only be subject to time-based vesting, in order for the Company to be successful in recruiting her. Beginning in 2020, it is the Compensation Committee's expectation that Ms. Lysyj will receive annual performance-based stock option awards and time-based RSUs similar to the other Named Executive Officers. Each of the option awards granted to the Company's Executive Officers in Fiscal Year 2019 included a double-trigger Change- in-Control clause which provides that the option shall become immediately exercisable in the event that a Change in Control results in the termination of the employment of the optionee without cause or good reason within 12 months of the Change in Control. For the purposes of the Company's equity grants, the term "Change in Control" means if Chairman C. James Koch and/or members of his family cease to control a majority of the Company's Class B Shares. Restricted Stock Units Restricted stock units or "RSUs" are granted by the Board of Directors upon the recommendation of the Compensation Committee. In making its recommendations, the Committee takes into account recommendations from the CEO. RSUs are generally granted on an annual basis on March 1, valued at the fair market value as of the award date. These shares of restricted stock generally vest over a four-year period, at the rate of 25% per year. On occasion, RSU grants are made at other times during the year, such as upon the hiring of a new executive or senior manager. Prior to 2019, the Board granted "Restricted Stock Awards" or "RSAs" as opposed to RSUs. Certain RSAs still remain effective and subject to vesting. RSUs are valued in terms of Company stock, except participants do not actually receive the underlying shares until the vesting contingencies are met. This differs from RSAs, where participants received and could vote the underlying restricted shares. Boston Beer believes that RSUs serve as an important retention tool because: (1) for most coworkers, RSUs are easier to understand and value than stock option awards; (2) RSUs have value even if the share price decreases after the date of the award; and (3) RSUs allow coworkers to think and act like owners of the Company. That said, the Company believes in striking a proper balance between stock option awards and RSUs for its Executive Officers. On March 1, 2019, the Board of Directors, upon the recommendation of the Compensation Committee, granted an aggregate of 16,471 RSUs to 85 coworkers, including eight Executive Officers. All shares vest 25% per year over a four-year period, contingent on continued employment on the applicable vesting dates. Each of the RSUs granted to the Company's Executive Officers and other coworkers in 2019 included a double-trigger Change in Control clause. The March 1, 2019 grants included the following RSUs to our Named Executive Officers: 3,199 shares to Mr. Burwick, valued at $999,879 on the grant date, 831 shares to Mr. Smalla, valued at $259,737 on the grant date; 0 shares to Mr. Koch; and 831 shares to Mr. Geist, valued at $259,737 on the grant date. On April 29, 2019, Ms. Lysyj was granted 4,925 RSUs in connection with her hiring. The RSUs are contingent upon her continued employment with the Company, with 25% of the shares vesting on the anniversary of the grant date in each of the years 2020 through 2023, subject to accelerated vesting upon the occurrence of certain specified events. Investment Shares Eligible Boston Beer coworkers, including Executive Officers other than the Chairman and CEO, may also participate in the Company's Investment Share Program, or the "ISP," where our stock may be purchased at a discount based on tenure, encouraging equity ownership in the Company. Eligible Boston Beer coworkers, referred to in this Proxy Statement as "ISP Eligible Coworkers," generally must have: (1) been employed by Boston Beer for at least one year; and (2) entered into an employment agreement with Boston Beer. Under our Investment Share Program, ISP Eligible Coworkers may annually purchase such number of Class A Shares that have a value of no greater than 10% of their annual base salary and bonus received in the immediately preceding year, up to a maximum annual investment of $17,500 ("Investment Shares"). After two full years of service with the Company, Investment Shares may be purchased at a discount. The amount of the discount is tied to years of service; the maximum discount is 40% after four full years of service. ISP Eligible Coworkers have the opportunity to purchase Investment Shares on an annual basis on March 1 each year with the purchase price based on the fair market value of the shares as of the purchase date. Investment Shares vest at the rate of 20% per year over the five-year period commencing on the effective date of purchase, contingent on continued employment with the Company on the applicable vesting dates. While the Chairman and the CEO are precluded from participating in the ISP, other Executive Officers are permitted to participate. In 2019, Boston Beer coworkers purchased a total of 7,901 Investment Shares under the ISP, of which 172 shares were purchased by two Executive Officers. No NEOs purchased Investment Shares in 2019.

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Executive Benefits In 2019, the Company's Executive Officers were eligible for the same level and offering of benefits, including annual life insurance premiums, Company matching contributions under the Company's 401(k) plan, car allowances where applicable, Company health savings contributions under the Company's medical plan, wellness plan reimbursements, and other benefit programs as were made available to other coworkers. The Company provides no additional benefits to its Executive Officers. However, certain coworkers are eligible for the reimbursement of relocation, commuting, and living expenses ("Relocation Assistance") upon hiring and for a limited period thereafter. No Executive Officers received Relocation Assistance in 2019. How Executive Pay Levels Are Determined As noted above, the Compensation Committee considers a number of factors in determining executive compensation, including but not limited to individual performance, responsibility level, role within the Company, tenure, a comparison of salaries paid to peers within the Company and to those with similar roles at other companies, and data collected in interviewing and hiring external candidates for executive positions. It also reviews the historical compensation for each Executive Officer, including salary, bonus, and equity grants. The Committee also considers actual and unrealized gains made by the Executive Officers through historical LTE Awards. Each year, the Compensation Committee, taking into consideration the recommendations of the CEO and the Chairman, determines the appropriate level of compensation for each Executive Officer. The Company emphasizes differentiation in executive compensation, focusing on high performers and individuals who impact significantly, or who have the potential to impact significantly, Boston Beer's business. Executive Compensation Analysis Timeline While the Compensation Committee does not follow a strict calendar for establishing the parameters of executive compensation each year, it generally follows the following timeline. During and leading up to the October Compensation Committee meeting, the Committee, CEO, CFO, Vice President of Human Resources, and the Director of Total Rewards review the Company's peer group (if applicable), evaluate expected performance and vesting of outstanding equity grants, and review the projections for the then-current fiscal year bonus payouts. Then, at its December meeting, the Committee reviews benchmarking data, has preliminary discussions about the following year's LTE award recommendations and bonus scale, and establishes an aggregate pool for the following year's executive officer LTE Awards. Next, in February, the Committee meets to review management's report on Executive Officer performance and compensation; evaluate the status of the vesting criteria of any outstanding performance- based LTE Awards; review and approve the achievement of the previous year's Executive Officer bonus targets; establish the total compensation targets for Executive Officers for the then- current fiscal year; review and approve the bonus scale for the then-current fiscal year; and review and approve the LTE Awards to be awarded in the current fiscal year, including performance criteria. LTE Awards are generally granted on March 1, bonuses are typically paid in early March, and merit increases are generally effective in late March. Compensation Assessments The Compensation Committee has the authority to select, retain, and compensate outside executive compensation consultants and other experts as it determines is necessary to carry out its responsibilities. As one element in its assessment of the competitiveness of executive compensation packages established for Fiscal Year 2019, the Compensation Committee applied knowledge gained through an executive compensation competitive assessment relating to certain selected Executive Officers prepared by Frederic W. Cook & Co., Inc., or FW Cook, a nationally-recognized executive compensation consulting firm, presented in October 2018 (the "FW Cook Assessment"). 1 At that time, the Compensation Committee assessed the independence of FW Cook and determined that FW Cook was independent and that no conflicts of interest existed. FW Cook reported directly to the Compensation Committee and did not provide services to, or on behalf of, any other part of our business. 1 FW Cook performed a similar assessment in October 2019, which the Compensation Committee utilized as an element in its assessment of executive compensation packages for the 2020 Fiscal Year.

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Compensation Discussion and Analysis
Additional Compensation Policies and Practices

FW Cook's task was to analyze Boston Beer's compensation programs and compensation strategies, confirm the appropriateness of the strategies, develop an updated peer group for use as a competitive frame of reference, and provide the Committee with benchmarking information for Boston Beer's Executive Officers. The Compensation Committee reviewed the peer group suggested by FW Cook, considering criteria such as financial similarity (primarily revenue and market capitalization), industry similarity, and number of employees. After discussion, the Committee approved the following companies as Boston Beer's peer group:

FW Cook Assessment Boston Beer Peer Group

B&G Foods, Inc.	Inter Parfums, Inc.	Pinnacle Foods, Inc.
Calavo Growers Inc.	J&J Snack Foods Corp.	Steve Madden, Ltd.
Cal-Maine Foods Inc.	Lancaster Colony Corp.	The Hain Celestial Group, Inc.
Farmer Bros. Co.	Movado Group, Inc.	Tootsie Roll Industries, Inc.
G-III Apparel Group, Ltd.	National Beverage Corp.	Vector Group Ltd.
Hostess Brands, Inc.	Oxford Industries, Inc.	

Once this peer group was established, FW Cook used multiple data sources to assess Boston Beer's executive compensation plan going forward, including, but not limited to, the compensation paid to the CEO and other named executive officers of the peer group companies, as derived from the most recent proxy statements filed by the peer group companies and third-party surveys. The information gained from the FW Cook Assessment helped the Compensation Committee better understand market practices and provided perspective for the Committee's determinations regarding 2019 Executive Officer compensation packages. However, while competitive market practices are considered, the Committee continues to believe that individual and Company performance, the impact of an Executive Officer's role and function within the Company, and the Executive Officer's contribution to the Company's growth are more important drivers of total compensation decisions than comparisons against the peer group.

Additional Compensation Policies and Practices

Executive Compensation Recovery Policy

In December 2006, the Compensation Committee adopted an executive compensation recovery policy that applies to Executive Officers and the Corporate Controller. Under this policy, the Company may recover incentive income that was based on achievement of quantitative performance targets, if an Executive Officer or the Corporate Controller engaged in intentional misconduct that resulted in an increase in his or her incentive income. Incentive income includes income related to annual bonuses and LTE Awards. The Company has not been required to seek compensation recovery under this policy since its adoption.

Policies Prohibiting Hedging and Pledging Boston Beer Stock

Our Insider Trading Policy prohibits the Company's Directors, Executive Officers and certain other coworkers who are designated as Company "Insiders" from hedging or pledging Boston Beer Stock. As of the mailing of this Proxy Statement, there were approximately 130 Boston Beer coworkers identified as Insiders because they regularly have access to material non-public information about the Company. Under this policy, the Company's Directors, Executive Officers, and designated Insiders are prohibited from engaging in any investment to reduce the risk of adverse price movements in Boston Beer stock and from offering Boston Beer stock to a lender as collateral for a loan. Trading of Boston Beer stock by Company Directors, Executive Officers and Insiders is restricted under this policy to defined window periods following our quarterly earnings releases (except as may be provided pursuant to an approved Rule 10b5-1 Plan). All Directors, Executive Officers and Insiders are also prohibited by the Insider Trading Policy from engaging in certain trading practices involving Boston Beer stock which would suggest speculation in our securities, including short-term trading, short sales, transactions involving put or call options, and purchases on margin. For all other coworkers, such practices are strongly discouraged but not prohibited, subject to prior notice to the Company.

32 THE BOSTON BEER COMPANY, INC. 2020 Proxy Statement www.bostonbeer.com

Additionally, in February 2013, the Board adopted a separate and complementary policy that bans hedging or pledging of Boston Beer stock by all Directors, Executive Officers, and Company Insiders. This policy is also incorporated into our Corporate Governance Guidelines and Nominating/Governance Committee Charter. On an annual basis, all Company Directors, Executive Officers and Insiders are required to certify compliance with this policy, which specifically prohibits such persons from: (1) purchasing or selling financial instruments, such as prepaid variable forward contracts, equity swaps, collars, or exchange funds that are designed to hedge or offset any decrease in the market value of Boston Beer stock; (2) engaging in short sales of Boston Beer stock; or (3) holding Boston Beer stock in a margin account or entering into any transaction involving the pledge or other use of Boston Beer stock as collateral to secure indebtedness or other obligations. All other coworkers are discouraged but not prohibited by this policy from entering into hedging transactions and engaging in short sales related to Boston Beer stock. The Company knows of no violations of this policy since its adoption. Stock Ownership and Retention Guidelines To foster a culture of ownership and further align the long-term interests of the Directors with those of stockholders, in 2013, the Board of Directors, upon the recommendation of both the Compensation Committee and the Nominating/Governance Committee, adopted guidelines setting target stock ownership of six times annual cash salary for the Chairman and CEO and six times annual cash compensation for the non-management Directors, and retention of a portion of the net shares received upon exercise of certain stock option awards for a period of time. Under the guidelines, the Compensation Committee in the future may establish equity ownership guidelines for the Company's other Executive Officers. The following requirements apply to all LTE Awards to the Chairman granted after February 7, 2013: (i) retention of 75% of net shares for six months after exercise or vesting, and (ii) retention of 50% of net shares for one year after exercise or vesting. The CEO and the non-management Directors have an indefinite period to achieve the target ownership, but for all LTE Awards granted after February 7, 2013, they must retain 100% of Net Shares until the target has been achieved, and if not achieved within five years, they must retain 75% of Net Shares on any LTE Awards granted prior to February 7, 2013. After their respective targets have been achieved, the same retention requirements that apply to the Chairman apply to them for all new LTE Awards granted after February 7, 2013. For the purposes of these guidelines, "Net Shares" means shares acquired upon the exercise of an option or the vesting of restricted stock, after the payment any applicable exercise price or taxes. Ownership requirements lapse on the first to occur of: (i) the first anniversary of voluntary termination of employment or resignation from the Board; (ii) the first anniversary of involuntary termination of employment or resignation or removal from the Board for cause; (iii) involuntary termination of employment or resignation from the Board other than for cause; (iv) death; and (v) for individuals other than Mr. Koch, a Change in Control. The Compensation Committee reviewed the progress made on the equity ownership guidelines at its meeting on December 4, 2019 and determined that two Directors had achieved their respective share ownership targets, while five Directors had yet to achieve their respective share ownership targets. Tax Deductibility under Section 162(m) Section 162(m) of the U.S. Internal Revenue Code limits to $1,000,000 the tax deductibility by a publicly-traded corporation of compensation paid to the CEO and certain other Named Executive Officers. However, prior to the enactment of the Tax Cuts and Jobs Act of 2017 on December 22, 2017, compensation that qualified as "performance-based" was excluded from the $1,000,000 limit if, among other requirements, the compensation was payable only upon the attainment of pre-established, objective performance goals under a plan approved by stockholders. In 2014, the EEIP was amended to include specific performance measures to be used for restricted stock awards or discretionary stock options granted to certain Executive Officers and senior managers that were designed to qualify for the performance- based compensation exception under Section 162(m). On December 20, 2018, the EEIP was amended to eliminate certain plan features and limitations that are no longer applicable following the repeal of the qualified performance-based exception under Section 162(m). The bonuses and stock option awards granted to the Named Executive Officers have been approved, in accordance with the requirements of Section 162(m) and the EEIP, by the Class B Stockholder, who acts with sole authority on such matters. Starting on January 1, 2018, performance-based compensation is no longer excluded from the $1,000,000 limit, unless the compensation was granted under "written binding contracts" in effect as of November 2, 2017, which is the case for all LTE Awards granted by the Company. Prior to 2018, total annual cash compensation paid to any individual executive that has not been performance-based has not exceeded $1,000,000. The Compensation Committee will continue to monitor the compensation levels potentially payable under Boston Beer's compensation programs, but intends to retain the flexibility necessary to provide total compensation in line with competitive practice, Boston Beer's compensation philosophy, and the Company's best interests. Boston Beer has not adopted a policy that all executive compensation be fully deductible.

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Compensation Discussion and Analysis
Fiscal Year 2019 Named Executive Officer Compensation

Fiscal Year 2019 Named Executive Officer Compensation

Compensation of David A. Burwick, President & Chief Executive Officer

On January 23, 2018, the Company entered into an offer letter (the "Burwick Offer Letter") for Mr. Burwick to join the Company as President & Chief Executive Officer, which offer was contingent upon subsequent approval by the Board of Directors and the Compensation Committee. The appointment and the details of the Burwick Offer Letter were subsequently approved by the Compensation Committee on February 13, 2018 and the Board of Directors on February 14, 2018. A copy of the Burwick Offer Letter was attached as Exhibit 10.1 to the Company's Current Report on Form 8-K filed with the SEC on February 16, 2018. Mr. Burwick commenced service as President and Chief Executive Officer on April 2, 2018.

His compensation in 2019 included a base salary, a performance-based bonus made pursuant to the Company's bonus program, and two LTE Awards made pursuant to the Company's long-term equity program, all of which was outlined in the Burwick Offer Letter.

Mr. Burwick earned total compensation of $4,212,131 in 2019, the mix of which is set forth below:

President & CEO David A. Burwick's 2019 Total Compensation Mix

Base Salary	$	767,308
Performance Bonus Earned	$	1,434,865
March 1, 2019 Performance-Based Stock Option Award	$	999,886
March 1, 2019 RSU	$	999,879
Other Compensation	$	10,193
TOTAL	**$**	**4,212,131**

- **Base Salary**: Mr. Burwick's annual base salary of $772,500 was approved by the Compensation Committee and the Board of Directors in February 2019, representing a 3% increase of his 2018 base salary of $750,000. The merit increase was effective on March 24, 2019, the same effective date as other coworkers.
- **Performance Bonus**: The 2019 Bonus Scale is described in more detail above under the heading "Cash Incentive Bonuses." As noted in that section, the Company achieved 22% depletions growth under Mr. Burwick's guidance in Fiscal Year 2019, significantly exceeding growth targets. This followed depletions growth of 13% in 2018, which marked a significant turnaround following overall depletions decreases of 7% in 2017 and 5% in 2016. As described under the "Cash Incentive Bonuses" heading, the Compensation Committee reviewed Fiscal Year 2019 Company performance against the 2019 Bonus Scale and determined that the Company achieved 187% on the scale. The Committee accordingly approved a bonus to Mr. Burwick in the amount of $1,434,865, which was paid in March 2020.
- **Performance-Based Stock Option Award**: On March 1, 2019, the Company granted Mr. Burwick a performance-based stock option award for a total of 7,352 shares, valued at $999,886 on the grant date. As described in more detail under the heading "Stock Option Awards" the option shares have an exercise price of $312.56, are contingent upon net revenue growth in Fiscal Year 2020 over Fiscal Year 2018, have a three year vesting schedule from March 2021 to March 2023 should the performance criteria be achieved, and are contingent on continued employment on the applicable vesting dates. The stock option award is identical in nature to the stock option awards granted to the other NEOs on March 1, 2019.
- **RSUs**: On March 1, 2019, the Company granted Mr. Burwick an award of 3,199 RSUs, valued at $999,879 on the grant date. As described in more detail under the heading "Restricted Stock Units" the RSUs vest over a four-year period and are contingent upon continued employment on the grant date. The RSUs are identical in nature to the RSUs granted to the other NEOs on March 1, 2019.
- **Other Compensation**: "Other Compensation" includes $8,900 in matching contributions to the Company's 401(k) plan and $1,293 in Company contributions to annual group life insurance, accidental death and dismemberment insurance, and short-term and long-term disability. Mr. Burwick was eligible for the same level and offering of these benefits as other Company coworkers.

Taking into account information from a number of sources, including the FW Cook Assessment, the Compensation Committee believes that Mr. Burwick's compensation in 2019 was appropriate based on his responsibilities, individual performance and contribution to Boston Beer, and strong Company performance under Mr. Burwick's leadership. The Compensation Committee also believes that Mr. Burwick's compensation package is structured in a way that provides him with appropriate incentives and rewards for superior performance and increasing stockholder value.

The Summary Compensation Table included in this Proxy Statement sets forth all compensation received by Mr. Burwick during Fiscal Year 2019. There is no Company-sponsored retirement program for Mr. Burwick other than the Company's 401(k) plan, and he receives no benefits or perquisites from Boston Beer other than the benefits generally available to our

34 THE BOSTON BEER COMPANY, INC. 2020 Proxy Statement www.bostonbeer.com

Compensation Discussion and Analysis
Fiscal Year 2019 Named Executive Officer Compensation

coworkers. Mr. Burwick does not have a severance or change in control arrangement, other than the Change in Control provisions in his LTE Awards, which are described in detail under the heading "Employment Contracts, Termination of Employment, and Change in Control Agreements."

Compensation of Named Executive Officers Other than the CEO

As described in more detail under the heading "Components of Executive Compensation and Determination of Compensation Mix", the primary components of the compensation of our Named Executive Officers in 2019, other than Mr. Burwick, were as follows.

Base Salary: The following table shows the 2019 base salary, the corresponding percentage increase above the 2018 base salary level, and the actual salary earned in 2019 of our other Named Executive Officers.

Name	Title	Base Salary for 2019	Increase from 2018 Base Salary	Actual Salary Earned in 2019
Frank H. Smalla	Treasurer and CFO	$ 535,600	3.0%	$ 532,000
C. James Koch	Chairman and Founder	$ 427,450	3.0%	$ 424,577
John C. Geist	Chief Sales Officer	$ 535,600	3.0%	$ 532,000
Lesya Lysyj	Chief Marketing Officer	$ 475,000	-	$ 319,712

In February 2019, the Compensation Committee considered recommendations made by the CEO for salary adjustments and concluded that the recommended base salary for each of Mr. Smalla, Mr. Koch, and Mr. Geist, as adjusted, was within the appropriate range for his experience and job responsibilities. The merit increases were effective on March 24, 2019, the same effective date as other coworkers. Ms. Lesya's base salary was established by the Lysyj Offer Letter. She commenced service as Chief Marketing Officer on April 29, 2019.

Bonus: For Fiscal Year 2019, the overall cash incentive target bonus potential of our other Named Executive Officers was: (1) 60% of base salary for Mr. Smalla; (2) 100% of base salary for Mr. Koch; (3) 60% of base salary for Mr. Geist; and (4) 50% of base salary for Ms. Lysyj. Achievement of these bonuses for 2019 was based on Company performance against the Company Goals. As described in the "Cash Incentive Bonuses" section, in February 2020 the Compensation Committee determined that the Company achieved 187% on the Bonus Scale, based on significantly exceeding the depletions growth, EBIT, and resource efficiency targets. As a result, the Committee approved total bonus payments to our other Named Executive Officers as follows:

Name	Title	2019 Bonus, Paid in March 2020
Frank H. Smalla	Treasurer and CFO	$ 621,904
C. James Koch	Chairman and Founder	$ 793,959
John C. Geist	Chief Sales Officer	$ 621,904
Lesya Lysyj	Chief Marketing Officer	$ 452,125

Additionally, certain Executive Officers and senior managers were awarded special bonuses, in addition to the performance bonuses discussed above, in recognition of their significant role in overseeing the Dogfish Head integration in 2019. Among the NEOs, both Mr. Smalla and Mr. Geist received a $50,000 integration bonus, which was paid in March 2020.

Equity Awards: On March 1, 2019, the Company granted annual performance-based stock option awards and RSUs to Mr. Smalla and Mr. Geist, which awards had been approved by the Compensation Committee and the Board of Directors in February 2019. The number of shares awarded and the value of the awards of the grant date for each of these awards are shown in the below chart.

Name	Title	Stock Option Award	RSUs
Frank H. Smalla	Treasurer and CFO	1,911 option shares $259,899	831 shares $259,737
John C. Geist	Chief Sales Officer	1,911 option shares $259,899	831 shares $259,737

THE BOSTON BEER COMPANY, INC. 2020 Proxy Statement 35

As described in more detail under the heading "Stock Option Awards," the option shares have an exercise price of $312.56 and are contingent upon net revenue growth in Fiscal Year 2020 over Fiscal Year 2018. Should the performance criteria be achieved, the RSUs will vest 20% per year on March 1 in each of the years 2020 through 2023, contingent on continued employment on the respective vesting dates, and subject to accelerated vesting upon the occurrence of certain specified events. On April 29, 2019, the Company granted stock option awards and RSUs to Ms. Lysyj pursuant to the Lysyj Offer Letter in connection with her hiring. The number of shares awarded and the value of the awards of the grant date for each of these awards are shown in the below chart. Name Title Stock Option Award RSUs Lesya Lysyj Chief Marketing Officer 11,827 option shares $1,499,971 4,925 shares $1,499,958 Each of the option shares has an exercise price of $304.56, which was the closing price of Class A Shares on the day before the grant. The options will vest as to 50% of the underlying shares on April 29, 2022, 25% of the shares on April 29, 2023, and 25% of the shares on April 29, 2024, contingent on continued employment on the applicable vesting dates and subject to accelerated vesting upon the occurrence of certain specified events. Mr. Koch was not granted any LTE Awards in 2019. Compensation Committee Report The Compensation Committee has reviewed and discussed with management the foregoing Compensation Discussion and Analysis. Based on that review and those discussions, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company's Proxy Statement for the Annual Meeting of Stockholders to be held on May 14, 2020, and incorporated by reference in the Company's Annual Report on Form 10-K for Fiscal Year 2019. Michael Spillane, Chair Meghan V. Joyce Jean-Michel Valette Compensation Committee Interlocks and Insider Participation No member of the Compensation Committee is, or during Fiscal Year 2019 was, an officer or employee of Boston Beer or any of its subsidiaries, and no Compensation Committee member has any interlocking relationship with the Company which is required to be reported under applicable rules and regulations of the SEC.

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Executive Compensation

Summary Compensation Table

The following table summarizes the compensation of our 2019 Named Executive Officers for Fiscal Year 2019, Fiscal Year 2018, and Fiscal Year 2017.

Name and Principal Position	Fiscal Year	Salary[(1)]	Bonus[(1)(2)]	Restricted Stock Awards[(3)]	Option Awards[(3)]	Non-Equity Incentive Plan Compensation[(1)]	All Other Compensation[(4)]	Total
David A. Burwick President & CEO	2019	$ 767,308	$ 0	$ 999,879	$ 999,886[(8)]	$ 1,434,865	$ 10,193	$ 4,212,131
	2018	$ 562,500	$ 1,600,000	$ 14,749,723	$ 1,000,910[(5)]	$ 1,515,000	$ 609,535[(6)]	$ 20,037,668
	2017	$ 41,000[(7)]	$ 0	$ 0	$ 114,966[(7)]	$ 0	$ 0	$ 155,989
Frank H. Smalla Treasurer & CFO	2019	$ 532,000	$ 50,000	$ 259,737	$ 259,899[(8)]	$ 621,904	$ 11,193	$ 1,734,733
	2018	$ 516,538	$ 0	$ 249,959	$ 249,984[(5)]	$ 626,045	$ 63,474	$ 1,706,000
	2017	$ 505,000	$ 0	$ 0	$ 0	$ 252,729	$ 127,746	$ 885,475
C. James Koch Chairman	2019	$ 424,577	$ 0	$ 0	$ 0	$ 793,959	$ 10,193	$ 1,228,729
	2018	$ 412,692	$ 0	$ 124,979	$ 124,951[(5)]	$ 833,638	$ 10,043	$ 1,506,303
	2017	$ 405,000	$ 0	$ 0	$ 224,958[(5)]	$ 148,230	$ 9,893	$ 788,081
John C. Geist Chief Sales Officer	2019	$ 532,000	$ 50,000	$ 259,737	$ 259,899[(8)]	$ 621,904	$ 17,793	$ 1,741,333
	2018	$ 516,538	$ 0	$ 249,959	$ 249,984[(5)]	$ 626,065	$ 17,643	$ 1,660,189
	2017	$ 505,000	$ 0	$ 0	$ 0	$ 252,729	$ 9,893	$ 767,622
Lesya Lysyj Chief Marketing Officer	2019	$ 319,712	$ 0	$ 1,499,958[(9)]	$ 1,499,971[(9)]	$ 452,125	$ 10,193	$ 3,781,959
	2018	$ 0	$ 0	$ 0	$ 0	$ 0	$ 0	$ 0
	2017	$ 0	$ 0	$ 0	$ 0	$ 0	$ 0	$ 0

(1) Included in this column are amounts earned, although not necessarily received, during the corresponding fiscal year.

(2) The Compensation Committee, on occasion, awards Executive Officers additional discretionary bonus payments outside of the scope of the Company's annual bonus program in recognition of exceptional performance, in connection with hiring, or for other reasons. Amounts reported for 2019 represent discretionary cash bonus awards to recognize leadership in connection with the integration of Dogfish Head operations.

(3) Reflects the dollar amount of the aggregate grant date fair value of awards granted during each fiscal year as computed in accordance with Accounting Standards Codification 718, Compensation-Stock Compensation ("ASC 718"). The methods and assumptions used in valuing the stock option and restricted stock awards in accordance with ASC 718 are described in the Company's audited financial statements for Fiscal Year 2019 included in the Company's Annual Report on Form 10-K filed with the SEC on February 19, 2020.

(4) Includes annual group life insurance premium, Company matching contributions under the Company's 401(k) plan paid in the respective year, car allowances as applicable, Company health savings contributions under the Company's medical plan paid in the respective year, accrued but unused vacation time paid to former employees, wellness plan reimbursements, and Relocation Assistance if applicable.

(5) Grant contains performance-based vesting conditions based on depletions growth as described under the heading "Stock Option Awards" above; the value reported reflects the value of the award at the grant date and is consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under ASC 718, excluding the effect of estimated forfeitures. In February 2020, the Compensation Committee determined that the performance criteria had been achieved.

(6) Mr. Burwick received a payment of $865 in December 2018 as a result of a 401(k) Company match administrative error. In 2019, the Company recovered these funds from Mr. Burwick.

(7) Includes standard Director compensation received by Mr. Burwick for service on the Company's Board of Directors.

(8) Grant contains performance-based vesting conditions based on depletions growth as described under the heading "Stock Option Awards" above; the value reported reflects the value of the award at the grant date and is consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under ASC 718, excluding the effect of estimated forfeitures. In February 2021, the Compensation Committee will determine if the performance criteria have been met.

(9) Grant contains long-term retention service-based vesting conditions; as such, the value reported reflects the value of the award at the grant date and is consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under ASC 718, excluding the effect of estimated forfeitures.

THE BOSTON BEER COMPANY, INC. 2020 Proxy Statement 37

Executive Compensation
Grants of Plan-Based Awards in Fiscal Year 2019

We have not paid or provided any perquisites to any of our Executive Officers, either individually or in the aggregate, in excess of $10,000. Investment Shares of the Company's Class A Common Stock purchased by Executive Officers at a discount under the ISP are not included in the Summary Compensation Table. The Chairman and the CEO are not eligible to participate in the ISP, and other Executive Officers receive no additional benefit under the ISP not available to other ISP Eligible Coworkers. On December 28, 2019, Mr. Geist and Mr. Smalla held unvested Investment Shares.

Grants of Plan-Based Awards in Fiscal Year 2019

The following table describes the potential range of annual cash incentive awards and potential payouts under equity incentive awards for Fiscal Year 2019 performance, the actual stock option awards granted during Fiscal Year 2019, the actual RSUs granted during Fiscal Year 2019, and the grant date fair value of the equity awards.

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)		Estimated Possible Payouts Under Equity Incentive Plan Awards						
Name	Grant Date	Approval Date	Target ($)	Maximum ($)	Target (sh)	Maximum (sh)	All Other Option Awards: Number of Securities Underlying Options	All Other Stock Awards: Number of Shares of Stock	Exercise or Base Price of Option Awards ($/sh)	Closing Price on Date of Grant ($/sh)	Grant Date Fair Value of Option Awards ($)(2)
David A. Burwick	3/1/2019	2/12/2019(3)	$772,500	$1,931,250	7,352(4)	7,352(4)	—	3,199	$ 312.56(3)	$ 312.56	$ 136.00
Frank H. Smalla	3/1/2019	2/12/2019(3)	$321,360	$ 803,400	1,911(4)	1,911(4)	—	831	$ 312.56(3)	$ 312.56	$ 136.00
C. James Koch	3/1/2019	2/12/2019(3)	$427,450	$1,068,625	—	—	—	—	—	—	—
John C. Geist	3/1/2019	2/12/2019(3)	$321,360	$ 803,400	1,911(4)	1,911(4)	—	831	$ 312.56(3)	$ 312.56	$ 136.00
Lesya Lysyj	4/29/2019	3/26/2019(5)	$237,500	$ 593,750	—	—	11,827(6)	4,925	$ 304.56(5)	$ 304.56	$ 126.83

(1) Bonus payouts are determined in accordance with a scale that provides for between 0% and 250% payout. The target represents 100% payout for full achievement of the performance goals whereas the maximum represents 250% payout for achievement above the performance goals. Nevertheless, the Compensation Committee has the discretion to adjust the actual payout upon evaluation of overall achievement.

(2) Reflects the dollar amount of the aggregate grant date fair value of awards granted during the fiscal year as computed in accordance with ASC 718. The method and assumptions used in valuing the equity awards in accordance with ASC 718 are described in Notes B and N to the Company's audited financial statements for Fiscal Year 2019, included in the Company's Annual Report on Form 10-K filed with SEC on February 19, 2020.

(3) On February 12, 2019, upon the recommendation of the Compensation Committee, the Board of Directors granted these stock option awards effective as of March 1, 2019, with an exercise price equal to the closing price of the Company's stock on the last trading day immediately prior to the effective date.

(4) The option vests at 33.3% per year starting on March 1, 2021, provided certain criteria are met. The vesting of each option is contingent on the Company achieving certain performance criteria. If the compounded annual growth rate of the Company's net revenue in 2020 over 2018 is equal to or greater than 2%, but less than 3.5%, 50% of the number of shares will be eligible to vest in accordance with the vesting schedule. If the compounded annual growth rate of the Company's net revenue in 2020 over 2018 is equal to or greater than 3.5%, 100% of the number of shares shall be eligible to vest in accordance with the vesting schedule. All options are also contingent upon continued employment on the applicable vesting date.

(5) Upon the recommendation of the Compensation Committee, the Board of Directors granted these stock option awards to Ms. Lysyj effective as of April 29, 2019, with an exercise price equal to the closing price of the Company's stock on the last trading day immediately prior to the effective date.

(6) The option vests at 50% on April 29, 2022 and 25% on each of April 29, 2023 and April 29, 2024 contingent on Ms. Lysyj's continued employment with the Company on the respective vesting dates.

38 THE BOSTON BEER COMPANY, INC. 2020 Proxy Statement www.bostonbeer.com

Outstanding Equity Awards at 2019 Fiscal Year End The following table sets forth information regarding LTE Awards granted to our Named Executive Officers that were outstanding as of December 28, 2019. Option Awards Stock Awards Name No. of Securities Underlying Unexercised Options Exercisable No. of Securities Underlying Unexercised Options Unexercisable Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options Option Exercise Price ($) Option Expiration Date No. of Shares of Stock That Have Not Vested Market Value of Shares that Have Not Vested ($) (1) David A. Burwick 5,000 (2) - - $ 61.86 05/25/2020 26,166 (5) $ 9,910,373 5,000 (2) - - $ 80.52 05/24/2021 22,532 (6) $ 8,533,995 2,481 (2) - - $ 104.68 05/22/2022 3,489 (7) $ 1,321,459 1,644 (2) - - $ 151.49 05/28/2023 3,199 (8) $ 1,211,621 1,116 (2) - - $ 214.83 06/04/2024 940 (2) - - $ 262.25 05/27/2025 1,560 (2) - - $ 157.58 05/25/2026 1,698 (2) - - $ 140.05 05/18/2027 - - 9,959 (3) $ 229.30 04/30/2028 - - 7,352 (4) $ 312.56 02/28/2029 Frank H. Smalla 8,967 (9) 35,870 (9) - $ 192.26 02/23/2026 1,047 (11) $ 396,551 - - 3,023 (10) $ 191.10 12/31/2027 831 (8) $ 314,741 - - 1,911 (4) $ 312.56 02/28/2029 C. James Koch 2,500 (12) - - $ 95.09 12/31/2020 524 (11) $ 198,465 4,800 (13) - - $ 108.56 12/31/2021 4,725 (14) - - $ 134.45 12/31/2022 2,140 (15) - - $ 241.79 12/31/2023 - - 2,745 (16) $ 169.85 12/31/2026 - - 1,511 (10) $ 191.10 12/31/2027 John C. Geist - 8,000 (17) - $ 95.09 12/31/2020 1,047 (11) $ 396,551 - 50,096 (18) - $ 201.91 12/31/2025 831 (8) $ 314,741 - - 3,023 (10) $ 191.10 12/31/2027 - - 1,911 (4) $ 312.56 02/28/2029 Lesya Lysyj - 11,827 (19) - $ 304.56 04/28/2029 4,925 (20) $ 1,865,344 (1) Market value of shares that have not vested is calculated using a stock price of $378.75, which is the closing price of the Company's stock on the last trading day of Fiscal Year 2019. (2) Stock option awards granted under the Director Option Plan, prior to Mr. Burwick's appointment as President and CEO. (3) Stock option award granted on April 30, 2018. Contingent on certain performance conditions and continued employment on the applicable vesting date, one-third of the shares vested or will vest on March 1 in the years 2020, 2021, and 2022. (4) Stock option award granted on March 1, 2019. Contingent on certain performance conditions and continued employment on the applicable vesting date, one-third of the shares will vest on March 1 in the years 2021, 2022, and 2023. (5) RSA granted on April 30, 2018. Contingent on Mr. Burwick's continued employment on the applicable vesting date, 50% of the shares will vest on April 30, 2020, 25% of the shares will vest on April 30, 2021, and 25% of the shares will vest on April 30, 2022. (6) RSA granted on April 30, 2018. Contingent on Mr. Burwick's continued employment on the applicable vesting date, one-third of the shares vested or will vest on April 30 in the years 2019, 2020, and 2021.

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Executive Compensation

Option Exercises and Stock Vested in Fiscal Year 2019

(7) RSA granted on April 30, 2018. Contingent on Mr. Burwick's continued employment on the applicable vesting date, 20% of the shares vested or will vest on January 1 in the years 2019 to 2023.
(8) RSU granted on March 1, 2019. Contingent on continued employment on the applicable vesting date, 25% of the shares vested or will vest on March 1 in the years 2020 to 2023.
(9) Stock option award granted on February 23, 2016. Contingent on continued employment on the applicable vesting date, 20% of the shares vested or will vest on February 23 in the years 2019 to 2023.
(10) Stock option award granted on January 1, 2018. Contingent on certain performance conditions and continued employment on the applicable vesting dates, one-third of the shares vested or will vest on March 1 in the years 2020, 2021, and 2022.
(11) RSA granted on January 1, 2018. Contingent on continued employment on the applicable vesting date, 20% of the shares vested or will vest on January 1 in the years 2019 to 2023.
(12) Stock option award granted on January 1, 2011 and fully vested as of January 1, 2016.
(13) Stock option award granted on January 1, 2012 and fully vested as of January 1, 2017.
(14) Stock option award granted on January 1, 2013 and fully vested as of January 1, 2018.
(15) Stock option award granted on January 1, 2014 and fully vested as of January 1, 2019.
(16) Stock option award granted on January 1, 2017. Contingent on certain performance conditions and continued employment on the applicable vesting dates, one-third of the shares vested or will vest on March 1 in the years 2020, 2021, and 2022.
(17) Stock option award granted on January 1, 2011 and fully vested as of January 1, 2020.
(18) Stock option award granted on January 1, 2016. Contingent on continued employment on the applicable vesting date, 25% of the shares will vest on January 1 in the years 2021 to 2024.
(19) Stock option award granted on April 29, 2019. Contingent on Ms. Lysyj's continued employment on the applicable vesting date, 50% of the shares will vest on April 29, 2022, 25% of the shares will vest on April 29, 2023, and 25% of the shares will vest on April 29, 2024.
(20) RSU granted on April 29, 2019. Contingent on Ms. Lysyj's continued employment on the applicable vesting date, 25% of the shares will vest on April 29 in each of the years 2020 to 2023.

Option Exercises and Stock Vested in Fiscal Year 2019

The following table sets forth information regarding options exercised by our Named Executive Officers in Fiscal Year 2019, RSAs previously granted to our Named Executive Officers that vested during Fiscal Year 2019, and information regarding the value realized on such exercises and vestings.

	Option Awards		Restricted Stock Awards	
Name	**No. of Shares Acquired on Exercise (#)**	**Value Realized on Exercise**	**No. of Shares Vested (#)**	**Value Realized on Vesting**
David A. Burwick	5,000[(1)]	$ 1,410,846	12,138	$ 3,635,890
Frank H. Smalla	—	—	1,995	$ 598,145
C. James Koch	9,500	$ 3,120,238	130	$ 31,309
John C. Geist	8,000	$ 1,536,890	261	$ 62,859
Lesya Lysyj	—	—	—	—

(1) Stock option award was granted pursuant to our Director Option Plan, prior to Mr. Burwick being appointed as our President and CEO.

Employment Contracts, Termination of Employment, and Change in Control Agreements

Stockholder Rights Agreement

A Stockholder Rights Agreement between Boston Beer and our initial stockholders provides that so long as Mr. Koch remains an employee of Boston Beer: (1) he will devote such time and effort, as a full-time, forty (40) hours-per-week occupation, as may be reasonably necessary for the proper performance of his duties and to satisfy the business needs of the Company; (2) Boston Beer will provide Mr. Koch with benefits no less favorable than those formerly provided to him by the Boston Beer Company Limited Partnership; and (3) Boston Beer will purchase and maintain in effect term life insurance on the life of Mr. Koch.

40 THE BOSTON BEER COMPANY, INC. 2020 Proxy Statement www.bostonbeer.com

Non-Compete Agreements Except for coworkers covered by a collective bargaining agreement ("CBA"), all full-time coworkers at Boston Beer, including each of our Named Executive Officers, are required to enter into a non-competition agreement with Boston Beer that prohibits them from accepting employment with a competitor for a specified time period after leaving the Company. Nevertheless, all coworkers at Boston Beer not covered by a CBA are employed "at-will." Change in Control Provisions in LTE Awards Our LTE Awards do not discriminate in scope or terms of operation for Executive Officers or other salaried coworkers. As of the end of Fiscal Year 2019, all outstanding LTE Awards granted under the EEIP on or before December 31, 2015, including those granted to our Named Executive Officers, vest or become immediately exercisable in full in the event of a Change in Control. All outstanding LTE Awards granted on or after January 1, 2016, including those granted to our Named Executive Officers, become immediately exercisable in full in the event that: (1) there is a Change in Control; and (2) it results in the termination of the employment of the equity holder without cause or good reason within 12 months of the Change in Control. Potential Payments Upon Termination or Change in Control As of December 28, 2019, we did not have employment agreements, severance arrangements, life insurance agreements, or change in control plans with any of our currently-serving Named Executive Officers that would provide severance benefits in the event of the termination of their employment or a Change in Control. However, the EEIP provides participants, including our Named Executive Officers, with certain rights in the event of the termination of their employment, including by reason of death or disability or upon a Change in Control of Boston Beer. This section describes the rights of our Named Executive Officers in the hypothetical event that such contingencies occurred on December 28, 2019. On that date, the market price of Boston Beer Class A Common Stock was $378.75. For the purposes of the Company's equity grants, the term "Change in Control" means if Mr. Koch and/or members of his family cease to control a majority of the Company's issued and outstanding Class B Common Stock, and the term "Qualified Termination" means if the Change in Control results in the termination of the employment of the participant without cause or good reason within 12 months of the Change in Control. "Cause" means: (i) engaging in knowing and intentional illegal conduct that was or is materially injurious to the Company or its affiliates; (ii) violating a federal or state law or regulation applicable to the Company's business, which violation was or is reasonably likely to be injurious to the Company; (iii) being convicted of, or entering a plea of nolo contendere to, a felony or committing any act of moral turpitude, dishonesty, or fraud against the Company, or (iv) the misappropriation of material property belonging to the Company or its affiliates. "Good Reason" means, without the participant's written consent: (i) a reduction in base salary; or (ii) a relocation of principal place of work to a location more than 50 miles away from the workplace prior to the relocation; or (iii) the significant reduction of duties or responsibilities when compared to duties or responsibilities in effect immediately prior to the Change in Control. Payments or benefits under other plans and arrangements that are generally provided on a non-discriminatory basis to all similarly-situated employees of the Company upon the termination of their employment are not described, including: (a) accrued base salary; (b) annual incentive earned with respect to completed performance periods; (c) distribution of vested account balances under the Company's 401(k) plan; and (d) life insurance benefits generally available to all fulltime coworkers. David A. Burwick In the hypothetical event of Mr. Burwick's death, disability, or Qualified Termination on December 28, 2019, he (or his estate in the event of death) would have had: zz 9,959 option shares immediately vest pursuant to his April 30, 2018 stock option award, exercisable at a price of $229.30. In the hypothetical event that he exercised and sold those shares at the market price on that date, he would have received gross income of $1,488,373. zz 7,352 option shares immediately vest pursuant to his March 1, 2019 stock option award, exercisable at a price of $312.56. In the hypothetical event that he exercised and sold those shares at the market price on that date, he would have received gross income of $486,629. zz 55,386 restricted shares (RSAs or RSUs) immediately vest pursuant to the terms of those awards. In the hypothetical event that he sold those shares at the market price on that date, he would have received gross income of $20,977,448. Altogether, Mr. Burwick would have received gross income of $22,952,450 in the hypothetical events described above.

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Frank H. Smalla In the hypothetical event of Mr. Smalla's death, disability, or Qualified Termination on December 28, 2019, he (or his estate in the event of death) would have had: zz 35,870 option shares immediately vest pursuant to his February 23, 2016 stock option award, exercisable at a price of $192.26. In the hypothetical event that he exercised and sold those shares at the market price on that date, he would have received gross income of $6,689,396. zz 3,023 option shares immediately vest pursuant to his January 1, 2018 stock option award, exercisable at a price of $191.10. In the hypothetical event that he exercised and sold those shares at the market price on that date, he would have received gross income of $567,266. zz 1,911 option shares immediately vest pursuant to his March 1, 2019 stock option award, exercisable at a price of $312.56. In the hypothetical event that he exercised and sold those shares at the market price on that date, he would have received gross income of $126,489. zz 1,878 restricted shares (RSAs or RSUs) immediately vest pursuant to the terms of those awards. In the hypothetical event that he sold those shares at the market price on that date, he would have received gross income of $711,293. Altogether, Mr. Smalla would have received gross income of $8,094,444 in the hypothetical events described above. C. James Koch In the hypothetical event of Mr. Koch's death, disability, or Qualified Termination on December 28, 2019, he (or his estate in the event of death) would have had: zz 2,745 option shares immediately vest pursuant to his January 1, 2017 stock option award, exercisable at a price of $169.85. In the hypothetical event that he exercised and sold those shares at the market price on that date, he would have received gross income of $573,431. zz 1,511 option shares immediately vest pursuant to his January 1, 2018 stock option award, exercisable at a price of $191.10. In the hypothetical event that he exercised and sold those shares at the market price on that date, he would have received gross income of $283,539. zz 524 restricted shares (RSAs) immediately vest pursuant to his restricted stock awards. In the hypothetical event that he sold those shares at the market price on that date, he would have received gross income of $198,465. Altogether, Mr. Koch would have received gross income of $1,055,435 in the hypothetical events described above. John C. Geist In the hypothetical event of Mr. Geist's death, disability, or Qualified Termination on December 28, 2019, he (or his estate in the event of death) would have had: zz 8,000 option shares immediately vest pursuant to his January 1, 2011 stock option award, exercisable at a price of $95.09. In the hypothetical event that he exercised and sold those shares at the market price on that date, he would have received gross income of $2,269,280. zz 50,096 option shares immediately vest pursuant to his January 1, 2016 stock option award, exercisable at a price of $201.91. In the hypothetical event that he exercised and sold those shares at the market price on that date, he would have received gross income of $8,858,977. zz 3,023 option shares immediately vest pursuant to his January 1, 2018 stock option award, exercisable at a price of $191.10. In the hypothetical event that he exercised and sold those shares at the market price on that date, he would have received gross income of $567,266. zz 1,911 option shares immediately vest pursuant to his March 1, 2019 stock option award, exercisable at a price of $312.56. In the hypothetical event that he exercised and sold those shares at the market price on that date, he would have received gross income of $126,489. zz 1,878 restricted shares (RSAs or RSUs) immediately vest pursuant to the terms of those awards. In the hypothetical event that he sold those shares at the market price on that date, he would have received gross income of $711,293. Altogether, Mr. Geist would have received gross income of $12,533,304 in the hypothetical events described above.

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Lesya Lysyj In the hypothetical event of Ms. Lysyj's death, disability, or Qualified Termination on December 28, 2019, she (or her estate in the event of death) would have had: zz 11,827 option shares immediately vest pursuant to her April 29, 2019 stock option award, exercisable at a price of $304.56. In the hypothetical event that she sold those shares at the market price on that date, she would have received gross income of $877,445. zz 4,925 RSUs immediately vest pursuant to the terms of those awards. In the hypothetical event that she sold those shares at the market price on that date, she would have received gross income of $1,865,344. Altogether, Ms. Lysyj would have received gross income of $2,742,789 in the hypothetical events described above.

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Pay Ratio Disclosure As a result of the recently-adopted rules under the Dodd-Frank Act, beginning with our 2018 Proxy Statement, the SEC required disclosure of the CEO to median employee pay ratio. The ratio presented below is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K under the Securities Exchange Act of 1934. As outlined in detail in the Summary Compensation Table and elsewhere in this Proxy Statement, in 2019 Mr. Burwick earned annual total compensation of $4,212,131. During that same period, our median-compensated coworker's annual total compensation was $67,750. The breakdown of the annual total compensation mix of the CEO and the Company's median employee, which we refer to as our median-compensated coworker, is outlined below. Position Salary Performance Bonus Equity Awards Other Comp Total CEO $ 767,308 $ 1,434,865 $ 1,999,765 $ 10,193 $ 4,212,131 Median-Compensated Coworker $ 61,484 $ 4,800 $ 0 $ 1,466 $ 67,750 For the purposes of determining the 2019 annual total compensation of the CEO and the median-compensated coworker, "Other Comp" includes group life insurance premium contributions by the Company, Company matching contributions under the Company's 401(k) plan, company contributions to health savings accounts, wellness plan reimbursements, car allowances (if applicable), and reimbursement of relocation expenses (if applicable). In determining the median-compensated coworker, a list was prepared of all coworkers of the Company as of December 15, 2019, excluding the CEO and coworkers on leaves of absence. The list was ranked by total compensation, and the median- compensated coworker was selected from that ranking. While we last performed the median-compensated coworker analysis in October 2018, we believe that the merger with Dogfish Head constituted a material change to the Company's coworker population. Accordingly, we updated the analysis in December 2019 to reflect the Company's expanded coworker base. As a result, we estimate that Mr. Burwick's 2019 annual total compensation was approximately 62.2 times that of our median- compensated coworker.

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Stock Ownership of Board, Management, and Principal Stockholders

The following table sets forth certain information regarding beneficial ownership of our Class A Common Stock and Class B Common Stock as of the Record Date, by:

- Our Directors as of that date, all of whom other than Mr. Fialkow are nominees for reelection as Directors;
- Future Director nominee Mr. Calagione;
- Our 2019 Named Executive Officers;
- All of our Directors and Executive Officers as a group as of that date; and
- Each person (or group of affiliated persons) known by us to be a beneficial owner of more than 5% of our outstanding Class A Common Stock or Class B Common Stock.

The information provided in the table is based on our records, information filed with the SEC, and information provided to us, except as otherwise noted. Beneficial ownership is determined under the rules of the SEC; the information set forth below is not necessarily indicative of beneficial ownership for any other purpose. Under SEC rules, beneficial ownership includes any shares as to which an individual has sole or shared voting power or investment power and also any shares that the individual has the right or option to acquire under certain circumstances. Unless otherwise indicated, each person named below held sole voting and investment power over the shares listed. All shares listed below are Class A Shares, except for Class B Shares, all of which are held by Mr. Koch. Ownership percentages shown below are percentages of all outstanding Class A Shares, except in the case of the percentage ownership of Mr. Koch, which shows his percentage ownership of all outstanding Class A Shares and Class B Shares.

	Shares Beneficially Owned	
Name of Beneficial Owner	**Number**	**Percent**
Directors and Named Executive Officers:		
C. James Koch(1)	2,896,084	23.8%
Samuel A. Calagione, III(2)	404,292	4.2%
Cynthia A. Fisher(3)	180,327	1.9%
David A. Burwick(4)	83,035	*
Frank H. Smalla(5)	34,670	*
Jean-Michel Valette(6)	31,626	*
Michael Spillane(7)	6,621	*
David P. Fialkow(8)	6,621	*
John C. Geist(9)	5,966	*
Lesya Lysyj(10)	5,565	*
Julio N. Nemeth(11)	2,178	*
Meghan V. Joyce(12)	1,631	*
All Directors and Executive Officers as a group (18 people)	3,539,031	29.1%
Owners of 5% or More of the Company's Outstanding Shares:		
T. Rowe Price Associates, Inc.(13) 100 E. Pratt Street Baltimore, MD 21202	1,368,980	14.8%
BlackRock, Inc.(14) 55 East 52nd Street New York, NY 10055	1,026,056	11.1%
The Vanguard Group(15) 100 Vanguard Blvd., Malvern, PA 19355	906,213	9.83%
Renaissance Technologies(16) 800 Third Avenue, New York, NY 10022	490,759	5.33%

* *Represents holdings of less than one percent (1%).*

(1) *Mr. Koch's shares include 213,008 directly-held Class A Shares; 343 unvested shares of restricted stock; 2,522,983 directly-held Class B Shares, constituting*

THE BOSTON BEER COMPANY, INC. 2020 Proxy Statement 45

all of the outstanding shares of Class B Common Stock; options to acquire 15,583 Class A Shares, exercisable currently or within sixty (60) days; 23,486 Class A Shares held as custodian for the benefit of his children; 65,245 Class A Shares held by as the sole member of a family foundation; and 5,000 Class A Shares held as trustee in a trust of which he is the sole beneficiary. His shares also include 50,436 Class A Shares reported as beneficially owned by his wife Ms. Fisher, consisting of 3,656 Class A Shares held as custodian for the benefit of their children, 2,532 Class A Shares held as trustee of irrevocable trusts for the benefit of their children, and 44,248 Class A Shares held in a collection of generation skipping trusts, as to which Ms. Fisher has sole voting and investment power and as to which Mr. Koch disclaims beneficial ownership. (2) Mr. Calagione's shares include 27,165 Class A Shares held in a trust for the benefit of his son, 27,165 Class A Shares held in trust for the benefit of his daughter, 116,706 Class A Shares held in a dynasty trust for the benefit of his wife and children, 138,305 Class A Shares held in a family trust for the benefit of his wife and children, and 94,951 Class A Shares held in a limited partnership for which Mr. Calagione is a partner. (3) Ms. Fisher's shares include options to acquire 13,723 Class A Shares exercisable currently or within sixty (60) days. Her shares also include 3,656 Class A Shares held as custodian for the benefit of her children; 2,532 Class A Shares held as trustee of irrevocable trusts for the benefit of her children; 44,248 Class A Shares held by as trustee of a collection of generation-skipping trusts; and 27,437 Class A Shares held in trust by a limited liability company of which she is the manager and to which she disclaims beneficial ownership. Her shares also include 23,486 Class A Shares reported as beneficially owned by her husband, Mr. Koch, as custodian for the benefit of their children, for which Mr. Koch has sole voting and investment power and as to which Ms. Fisher disclaims beneficial ownership. Her shares also include 65,245 Class A Shares reported as beneficially owned by Mr. Koch as sole member of a family foundation, as to which Ms. Fisher disclaims beneficial ownership. (4) Mr. Burwick's shares include options to acquire 17,758 Class A Shares exercisable currently or within sixty (60) days and 56,411 unvested shares of restricted stock. (5) Mr. Smalla's shares include options to acquire 18,941 Class A Shares exercisable currently or within sixty (60) days and 10,369 unvested shares of restricted stock. (6) Mr. Valette's shares include options to acquire 6,868 Class A Shares exercisable currently or within sixty (60) days. (7) Mr. Spillane's shares consist of options to acquire 6,621 Class A Shares exercisable currently or within sixty (60) days. (8) Mr. Fialkow's shares consist of options to acquire 6,621 Class A Shares exercisable currently or within sixty (60) days. (9) Mr. Geist's shares consist options to acquire 1,007 Class A Shares exercisable currently or within sixty (60) days and 4,857 unvested shares of restricted stock. (10) Ms. Lysyj's shares consist of 5,565 unvested shares of restricted stock. (11) Mr. Nemeth's shares consist of options to acquire 2,178 Class A Shares exercisable currently or within sixty (60) days. (12) Ms. Joyce's shares consist of options to acquire 1,631 Class A Shares exercisable currently or within sixty (60) days. (13) Information is based on a Schedule 13G/A filed with the SEC on February 14, 2020 by T. Rowe Price Associates, Inc. and T. Rowe Price New Horizons Fund, Inc., which reported (a) T. Rowe Price Associates, Inc. had sole voting power with respect to 291,186 shares and sole dispositive power with respect to 1,368,980 shares and (b) T. Rowe Price New Horizons Fund, Inc. had sole voting power over 549,248 shares. (14) Information is based on a Schedule 13G/A filed with the SEC on February 4, 2020 by BlackRock, Inc., which reported sole voting power with respect to 1,011,086 shares and sole dispositive power with respect to 1,026,056 shares. (15) Information is based on a Schedule 13G/A filed with the SEC on February 12, 2020 by The Vanguard Group, which reported sole voting power with respect to 17,822 shares, shared voting power with respect to 2,321 shares, sole dispositive power with respect to 887,203 shares, and shared dispositive power with respect to 177 shares. (16) Information is based on a Schedule 13G/A filed with the SEC on February 12, 2020 jointly by Renaissance Technologies LLC and Renaissance Technologies Holdings Corporation, which reported sole voting power with respect to 480,359 shares, shared voting power with respect to 0 shares, sole dispositive power with respect to 490,582 shares, and shared dispositive power with respect to 19,010 shares.

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Environmental, Social, and Governance We are committed to strong corporate governance, corporate responsibility, and the accountability of our Board and our Executive Leadership Team to our stockholders. This section provides a summary of the Board's and management's oversight of human capital, environmental and sustainability considerations, and social responsibility. Human Capital Management The Board believes that human capital management and talent development are vital to the Company's continued success. The Board's involvement in leadership development and succession planning is ongoing, providing regular input to management in these areas. Succession Planning and Talent Management The Board is primarily responsible for succession planning for the CEO, but also participates in succession planning discussions for other Executive Officer positions. The Nominating/Governance Committee oversees the processes and discussions regarding CEO succession planning, and annually reviews a report from the CEO on succession planning of other Executive Officers and key senior managers. The Board understands the potential costs and risks of bringing in an outside CEO or executive officer in today's environment, and that businesses are often - but not always -- more successful in promoting internal candidates. Accordingly, the Board and management make efforts to identify potential successors for those positions long in advance of any potential positional vacancies, perform skills gap analyses for those internal candidates, and provide training and provide exposure on those gap areas to those candidates in order to develop better potential successors. We believe that the Company's culture, compensation structure, long-term equity program, and robust training and development program provide motivation for talented leaders to remain with the Company. Culture The Board discusses company culture with management on a regular basis. Beyond leadership development, the Company is continuously focused on developing an inclusive and respectful work environment where all coworkers at every level should feel empowered to honestly "discuss the undiscussables" with other coworkers at any level, all the way up to the Chairman and the CEO, without fear of retribution or retaliation. Our Chairman teaches this philosophy during orientation to all new coworkers, and each company-wide meeting has time set aside to discuss the undiscussables. Additionally, each year the Board meets with a set of key senior managers, without the Executive Leadership Team present, so that the Board may seek direct feedback on the Company, its practices, culture, and employee benefits and programs. The Company also fosters a culture of ongoing training and education. Some examples of trainings we provide to coworkers include New Coworker Orientation, Respectful and Effective Communications, Leading the Boston Beer Way, Selling Skills, Negotiations, and Building Brands. All coworkers also receive beer and cider education training during New Coworker Orientation. Then, after having been with the Company for one year, coworkers are encouraged to participate in further beer and cider education courses where they can train to be certified as industry experts in those areas. We believe that we have the most beer industry experts, called "Certified Cicerones," in the beer industry. We also regularly conduct internal engagement surveys of our coworker base to help ensure that we're maintaining our culture. In 2019, over 90% of coworkers participated in the survey, which resulted in high scores in response to the questions relating to pride in working for the Company, the Company's concern for coworker safety, believing in the Company's values, confidence in the future of the Company, and respect for the "discuss the undiscussables" culture. Diversity and Inclusion As an equal opportunity employer, the Company is committed to creating an inclusive and diverse work environment that promotes equal opportunity, dignity, and respect for all, starting with our Board and Executive Leadership Team. As noted under the heading "Consideration of Nominees for Director" above, the Board considers diversity to be a critical factor in establishing the composition of the Board, and has made recent efforts to increase the diverse perspective on the Board - efforts we expect to continue in an ongoing manner.

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Additionally, the Company is focused on expanding the diverse perspectives of our coworker base, which is critical to our continued success. The Company's Human Resources department holds weekly meetings on the topic of diversity. Diversity was a primary topic at our National Company Meeting in September 2019. Over the course of the year, every coworker and Director of the Company was required to undergo extensive unconscious bias training. Additionally, diversity was the sole focus of our annual "Action Learning Project", where a cross-functional group of high-potential coworkers is formed to tackle an issue of vital importance to the Company. The 2019 Action Learning Project Group met every week for over ten months, identifying potential solutions to improve diversity across the Company. The group presented its findings and proposed solutions to the Executive Leadership Team and a leadership group consisting of the Company's key senior managers in late 2019. As a result of these efforts, we were able to improve the diversity of our new hire base in 2019 over 2018. The Company recognizes there is still work to do in this area, and will continue focusing on diversity and inclusion as a critical component of our ongoing success. Environmental and Sustainability Considerations The Board holds conversations with management about growing the Company in sustainable and environmentally responsible manners, because we believe doing so will create long-term value for society, our coworkers, and our stockholders. We are committed to protecting the environment and continue to look for ways to minimize waste, increase recycling, and maximize the effective use of natural resources throughout our operations. We routinely conduct assessments of our breweries and other facilities to ensure compliance with applicable environmental regulations and best practices. Our coworkers are a key component of these environmental and sustainability initiatives as well, so we invest in training, education, and awareness programs to support those efforts. As a Company, we recycle and reuse many of our materials. Scrap glass generated from our bottling operations is sent to a glass recycler. We collect beer beyond its freshness date and recycle materials where possible. We recycle certain packaging materials, including old or defective corrugated paper packaging containers, plastic shrink-wrap and plastic banding, which we send to local recycling facilities. When possible, our breweries refurbish damaged wooden pallets that are returned to us by our wholesalers. Additionally, we also recycle our brewing byproduct -- our spent grain and yeast is often sent to local dairy farmers for use as animal feed or soil fertilizers, and we've invested in carbon dioxide (CO2) recovery systems that allow us to capture and reuse CO2 for carbonation and other brewery related processes. We have "Green Teams" at our office and breweries where we focus on reducing, reusing, and recycling materials, as well as promoting environmental awareness through communications and events. Renovations at our breweries have increased our energy efficiency over the years. For example, at our Pennsylvania brewery, we have upgraded energy efficient foam insulation in our beer aging cellars, installed new high-efficiency lighting systems and motion sensors to turn lights on and off when not in use, and replaced existing fittings with energy-saving fixtures on our pumps and motors. We also established processes for recycling other materials, including office paper, batteries, lamps, e-waste, steel, and used oil from equipment maintenance. As our products leave our breweries to be transported to wholesalers across the country, we have instituted a "no idling" requirement at our breweries for all transportation carriers in order to reduce CO2 emissions and save fuel. We have also increased the load weight efficiencies on our trucks and the use of rail transportation for shipments from our breweries and transport of raw materials. Social Responsibility In 2008, we launched our core philanthropic initiative, Samuel Adams Brewing the American Dream. In partnership with Accion, one of the nation's largest non-profit micro-lenders, the program supports small business owners in the food, beverage, and brewing industries through access to business capital, coaching, and new market opportunities. The goal is to help strengthen small businesses, create local jobs, and build vibrant communities. Since the inception of the Samuel Adams Brewing the American Dream program, we have worked together with Accion to loan more than $36 million to more than 2,300 small business owners who have subsequently repaid these loans at a rate of more than 96%. Our coworkers, together with local business partners and community organizations, have provided coaching and mentoring to more than 11,000 business owners across the country. In our estimation, these efforts have helped to create or maintain more than 8,750 local jobs. Additionally, Dogfish Head's core philanthropic initiative is the Beer & Benevolence Foundation, which is the brand's way of giving back to the community that helped it nourish its roots. The Foundation touches over 200 non-profits each year. Our coworkers roll up their sleeves on a regular basis, including personally participating in programs such as Habitat for Humanity, the Delaware Nature Society, The Nature Conservancy, and the Milton Community Food Pantry. We are also committed to help protect and preserve vital regions of our planet. In furtherance of this belief, we partnered with environmental non-profit Conservation International in 2019 to

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donate a portion of proceeds of our sales of Wild Leaf Craft Hard Tea, with the primary goal of protecting 10,000 acres of rainforest that are currently at risk of deforestation. Through our annual donations, we also intend to help Conservation International fight against climate change, preserve essential resources in the ecosystem, and increase prosperity for people who rely on forests. Another core belief of the Company is the responsible marketing and advertising of our products. As a member of the Brewers Association and the Beer Institute, we have pledged to maintain high standards and act as responsible corporate citizens. This includes promoting responsible consumption in our marketing materials and ensuring that our marketing materials do not target minors or portray, encourage, or condone underage drinking, drunk driving, irresponsible consumption of alcohol, people lacking control of their behavior as a result of drinking alcohol, illegal activity in connection with the consumption of alcohol, sexually explicit activity as a result of drinking alcohol, nudity, or littering with alcohol containers or packaging. We also have a Drug & Alcohol Support Network, which is a group of coworkers who meet regularly to promote safe and responsible drinking and substance abuse awareness within the Company. The group aims to build education, awareness, and support systems around drug and alcohol responsibility.

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Audit Information Deloitte served as our independent registered public accounting firm and audited our consolidated financial statements for Fiscal Year 2019 and Fiscal Year 2018. Fees Paid to Independent Registered Public Accounting Firm The Audit Committee's policy is to pre-approve all audit and permissible non-audit services provided by our independent registered public accounting firm. The Audit Committee pre- approved all such audit and non-audit services provided by Deloitte during 2019 and 2018. The aggregate fees billed by Deloitte for Fiscal Year 2019 and Fiscal Year 2018 were as follows: 2019 2018 Audit Fees $ 975,700 $ 690,000 Audit-Related Fees (1) $ 79,490 $ 77,175 Tax Fees (2) $ 103,122 $ 249,650 TOTAL $ 1,158,312 $ 1,016,825 (1) Audit-related fees in 2018 and 2019 represent fees paid to Deloitte for work related to the Company's 401(k) and pension plans. (2) Tax fees in 2018 and 2019 represent fees paid to Deloitte for federal and state tax return compliance assistance. Fees for 2018 include assistance on tax accounting method changes related to the 2017 Tax Cuts and Jobs Act. Representatives of Deloitte are expected to be present at the 2020 Annual Meeting, will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to questions. Audit Committee Report 2 The Audit Committee, which is comprised of three independent Directors, oversees Boston Beer's financial reporting process on behalf of the Board. In that regard, the Audit Committee has reviewed and discussed our audited consolidated financial statements with our management and Deloitte. The Audit Committee has also discussed with Deloitte the matters required to be discussed pursuant to applicable standards of the Public Company Accounting Oversight Board ("PCAOB"). The Audit Committee has received and reviewed the written disclosures and the letter from Deloitte required by the applicable requirements of the PCAOB regarding Deloitte's communications with the Audit Committee concerning independence and has discussed with Deloitte their independence. In addition, the Audit Committee met with senior management periodically during 2019 and reviewed key initiatives and programs aimed at strengthening the effectiveness of our internal and disclosure control structure. The full scope of the Committee's responsibilities are outlined under the heading "Audit Committee" above. As part of this process, the Audit Committee continued to monitor the scope and steps taken to implement recommended improvements in internal procedures and controls. The Audit Committee met privately with representatives of Deloitte, our Director of Internal Audit, and other members of our management, each of whom has unrestricted access to the Audit Committee. Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements should be included in our Annual Report on Form 10-K for Fiscal Year 2019 filed with the SEC. Jean-Michel Valette (Chair) Meghan V. Joyce Michael Spillane 2 The material in this report is not "soliciting material," is not deemed filed with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

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Voting Matters for 2020 Annual Meeting Item 1: Election of Class A Directors by Class A Stockholders The Board of Directors, upon the recommendation of the Nominating/Governance Committee, has nominated Meghan V. Joyce, Michael Spillane, and Jean-Michel Valette for election to the Board as Class A Directors for a one-year term. All three are incumbent Class A Directors. Provided a quorum is present and it is an uncontested election, these Directors are elected by a plurality of votes cast by the Class A Stockholders at the Annual Meeting. The Board of Directors recommends that the Class A Stockholders vote "FOR" all nominees for Class A Director. Item 2: Advisory Vote on Executive Compensation by Class A Stockholders At Boston Beer's 2017 Annual Meeting of Stockholders, a non- binding advisory vote was taken on the frequency of future advisory votes regarding Named Executive Officer compensation. Consistent with the recommendation of the Board of Directors, a majority of Class A Shares cast on the matter were in favor of holding such an advisory vote on an annual basis. After consideration of the 2017 voting results, and based upon its prior recommendation, the Board determined that we would conduct future advisory votes regarding compensation awarded to its Named Executive Officers on an annual basis. While the Class A Stockholders have only limited voting rights, consistent with the intent of the Dodd-Frank Act and SEC rules, the Board is providing Class A Stockholders with the opportunity to cast a non-binding advisory vote to approve the compensation of Boston Beer's Named Executive Officers, as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC. The compensation of our NEOs is disclosed in the CD&A, the compensation tables, and the related disclosures contained in this Proxy Statement. As described in the CD&A, Boston Beer has adopted an executive compensation philosophy designed to deliver competitive total compensation upon the achievement of financial and/or strategic performance objectives that will attract, motivate, and retain leaders who will drive the creation of stockholder value. In order to implement that philosophy, the Compensation Committee has established a disciplined process for the adoption of executive compensation programs and individual Executive Officer pay actions. Boston Beer believes that its compensation policies and decisions are focused on pay- for-performance principles, are strongly aligned with the long-term interests of our stockholders, and provide an appropriate balance between risks and incentives. Stockholders are urged to read the CD&A, which discusses in greater detail how Boston Beer's compensation policies and procedures implement its executive compensation philosophy. The Board of Directors asks the stockholders to indicate their support for the NEO compensation program, as described in this Proxy Statement, by approval of the following resolution: "RESOLVED, that the compensation policies and procedures followed by Boston Beer and the Compensation Committee of Boston Beer's Board of Directors and the level and mix of compensation paid to the Company's Named Executive Officers, as disclosed pursuant to the compensation disclosure rules of the SEC, including the CD&A, compensation tables, and narrative discussion resulting from such policies and procedures, are hereby determined to be appropriate for Boston Beer and are accordingly approved." The vote on this Item 2 is advisory, and therefore not binding on the Company, the Compensation Committee, or the Board. The vote will not be construed to create or imply any change to the fiduciary duties of the Company or the Board, or to create or imply any additional fiduciary duties for the Company or the Board. However, the Board and the Compensation Committee value input from stockholders and will consider the outcome of the vote when making future executive compensation decisions. The affirmative vote of a majority of the shares present or represented and entitled to vote either in person or by proxy is required to approve this Item 2. The Board of Directors recommends a vote "FOR" the adoption of the foregoing resolution approving Boston Beer's executive compensation policies and procedures and the compensation paid to its Named Executive Officers for Fiscal Year 2018, as disclosed in the CD&A, the compensation tables, and related narratives in this Proxy Statement.

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Item 3: Election of Class B Directors by the Class B Stockholder The Nominating/Governance Committee recommends that David A. Burwick, Cynthia A. Fisher, C. James Koch, and Julio N. Nemeth be elected at the Annual Meeting as Class B Directors for a one-year term. Mr. Burwick, Ms. Fisher, Mr. Koch, and Mr. Nemeth are all incumbent Class B Directors. The Board of Directors recommends that the Class B Stockholder vote "FOR" all such nominees for Class B Director. Item 4: Ratification of Appointment of Independent Registered Public Accounting Firm by the Class B Stockholder Deloitte has been selected by the Audit Committee to serve as our independent registered public accounting firm for Fiscal Year 2020. Although our By-Laws do not require stockholder ratification or other approval of the retention of our independent registered public accounting firm, as a matter of good corporate governance, the Board is requesting that the Class B Stockholder ratify the selection of Deloitte as our independent registered accounting firm for Fiscal Year 2020. Under Boston Beer's By-Laws, voting rights regarding matters other than a limited number of specific issues solely rest with the Class B Stockholder(s). Accordingly, an affirmative vote of the sole Class B Stockholder is required to approve this Item 4. The Board of Directors recommends that the Class B Stockholder vote "FOR" the ratification of the appointment by the Audit Committee of Deloitte as our independent registered public accounting firm for Fiscal Year 2020.

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Frequently Asked Questions This Proxy Statement is provided in connection with the solicitation of proxies by the Board of Directors of Boston Beer for use at the 2020 Annual Meeting of Stockholders and any adjournments thereof. 1. When and where is the Annual Meeting and who may attend? It is currently planned that the Annual Meeting will be held on Thursday, May 14, 2020, at 9:00 a.m. ET at the new Samuel Adams Faneuil Hall Taproom, located at 60 State Street in Boston, Massachusetts. Please note that this is a different location than previous years! Check-in prior to the formal portion of the meeting will take place in the lobby area of the Taproom, which will be open at approximately 8:00 a.m. ET. Stockholders who are entitled to vote are permitted to attend the meeting. Use of the subway is strongly encouraged due to parking limitations. The closest subway stops are Government Center and State. For the commuter rail, the Taproom is also approximately a half-mile walk through downtown Boston from both South Station and North Station. However, as previously noted, holding the meeting at the Taproom may be neither possible nor prudent due to the COVID-19 pandemic. If we determine that it is necessary or advisable to change the place and time of the Annual Meeting, or to restrict in-person attendance to protect the health and safety of our stockholder and coworker community, we will issue a press release, which will be posted on our website, www.bostonbeer. com, prior to May 14, 2020. If you are planning to attend in person, please check our website prior to the meeting date. 2. Who is eligible to vote? You are eligible to vote if you held shares of Class A or Class B Common Stock as of the close of business on the Record Date, March 16, 2020. Each outstanding Class A Share and Class B Share entitles the stockholder to one (1) vote on each matter properly brought before the respective Class. On the Record Date, we had outstanding and entitled to vote 9,650,666 Class A Shares and 2,522,983 Class B Shares. 3. What is the difference between holding shares as a "Stockholder of Record" and as a "Beneficial Owner"? If your shares are registered in your name on the books and records of Computershare, our registrar and transfer agent, you are a "Stockholder of Record" (also sometimes referred to as a "Registered Stockholder"). If you are a Stockholder of Record, we sent the Notice directly to you. If your shares are held by your broker or bank on your behalf, your shares are held in "Street Name" and you are considered a "Beneficial Owner." If this is the case, the Notice has been sent to you by your broker, bank, or other holder of record. 4. I am eligible to vote and want to attend the Annual Meeting. What do I need to bring? Do I need to contact Boston Beer in advance of the Annual Meeting? If you are a Stockholder of Record, please bring your Admission Ticket, the Notice, or other evidence of ownership, if you voted by mail, or the Notice and photo identification, if you voted by phone or internet. If you are a Beneficial Owner, you must present proof of ownership of Boston Beer shares as of March 16, 2020, such as the Notice you received from your broker or a brokerage account statement, and photo identification. In either case, you do not need to contact us in advance to inform us that you will be attending.

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5. I am a Stockholder of Record. How do I cast my vote? BY INTERNET OR TELEPHONE You may vote your shares via the internet or by telephone by following the instructions provided in the Notice. To vote by the internet, go to www.envisionreports/sam and follow the steps outlined on the secured website. To vote by telephone, call toll free at 1?800?652?8683. Internet and telephone voting for Stockholders of Record will be available 24 hours a day and will close at 11:59 p.m. ET on May 13, 2020. BY MAIL If you received printed copies of the Proxy Materials, you may vote by completing, signing, and dating the Proxy Card and returning it in the prepaid envelope. IN PERSON AT THE ANNUAL MEETING You may vote in person at the Annual Meeting. If you voted via proxy before the meeting, you must revoke it in order to vote in person. If you need to revoke your proxy, please consult with a Boston Beer representative upon admission to the Annual Meeting. 6. I am a Beneficial Owner. How do I cast my vote? As the Beneficial Owner, you have the right to direct your broker, bank, or other holder of record on how to vote your shares by mail using the voting instruction card included in the mailing. You will receive instructions from your broker, bank, or other holder of record regarding how to provide direction on the voting of your shares. If it proves possible to hold the Annual Meeting other than solely by proxy and you are a Beneficial Owner and wish to vote your shares in person at the Annual Meeting, you must bring a Legal Proxy provided by your bank, broker, or other holder of record. 7. Why did I receive a Notice of Internet Availability of Proxy Materials instead of printed Proxy Materials? As permitted by the rules of the SEC and as a way to reduce our printing and mailing costs, we make the Proxy Materials available to our stockholders on the internet. Unless you previously asked to receive the printed Proxy Materials, we mailed you a Notice containing instructions on how to access the Proxy Materials online, as well as how you may submit your proxy over the internet or by telephone. If you would like a printed copy of our Proxy Materials, please follow the instructions contained in the Notice. 8. What is a "proxy" and what is a "proxy statement"? A "proxy" is the legal designation of another person to vote the shares you own. That other person is called your proxy. If you designate someone as your proxy in a written document, that document is also called a proxy or a proxy card. A "proxy statement" is a document that SEC regulations require us to give you when we ask you to designate individuals to vote on your behalf. 9. As a Class A Stockholder, what are my voting choices for each of the proposals to be voted on at the Annual Meeting? Item 1: Election of Three Class A Director Nominees Voting Choices zz Vote in favor of all nominees; zz Vote for specific nominees and withhold a favorable vote for specific nominees; or zz Withhold a favorable vote for all nominees. The Board recommends a favorable vote FOR ALL nominees. Item 2: Non-binding advisory Say-on-Pay vote to approve Boston Beer's NEO Compensation Voting Choices zz Vote for the proposal; zz Vote against the proposal; or zz Abstain from voting for the proposal. The Board recommends a vote FOR the proposal.

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10. How many shares must be present, in person or by proxy, to hold the Annual Meeting? The holders of a majority of the issued and outstanding shares of each class of Common Stock are required to be present in person or to be represented by proxy at the Annual Meeting in order to constitute a "quorum" to vote on the matters coming before their respective Class. 11. How will "withhold" votes and abstentions be counted for matters to be voted on by the Class A Stockholders? Abstentions and "withhold" votes will be counted as present in determining whether the quorum requirement is satisfied. As our Class A Director nominees are running unopposed this year and are elected by a plurality of votes cast by the Class A Stockholders, each nominee technically only needs one vote to be elected. However, our Class A Stockholders have the option to express dissatisfaction with one or more candidates by indicating that they wish to "withhold" favorable votes with respect to certain or all Class A Director nominees. A substantial number of "withhold" votes will not prevent a nominee from getting elected, but could potentially influence decisions by the Board concerning future nominations. Abstentions on the advisory vote of Class A Stockholders regarding the compensation of our Named Executive Officers will have the same effect as negative votes. 12. I am a Class A Stockholder. What if I do not specify a choice for a matter when returning a proxy card? If you are a Stockholder of Record and you sign and return the proxy card without indicating your instructions, your shares will be voted as recommended by the Board on each of the agenda items for which you are entitled to vote and have not clearly indicated your vote. For example, your shares will be voted in favor of each of the Class A Director nominees and in favor of the proposal to approve, on an advisory basis, the Company's 2019 NEO compensation. In addition, if other matters come before the meeting, your proxy will have discretion to vote on these matters in accordance with their best judgment. If you are a Beneficial Owner and do not provide voting instructions on the form provided by your bank, broker, or other nominee holding your shares of Class A Common Stock, your shares may not be voted with respect to "non-routine" matters such as the election of directors and the proposal to approve, on an advisory basis, the Company's 2019 NEO compensation. 13. What does it mean if I receive more than one Notice? If you receive multiple Notices, it means that you hold your shares in different ways (for example, some shares held by you directly, some beneficially or in a trust, in custodial accounts, or by joint tenancy) or in multiple accounts. Each Notice you receive should be voted separately by internet, telephone, or mail. 14. May stockholders ask questions at the Annual Meeting? Yes. There will be a question and answer period after the formal portion of the meeting has concluded. In order to provide an opportunity for everyone who wishes to ask a question, stockholders may be limited in the number of questions they may ask. Stockholders should direct questions to the Chairman and confine questions to matters that relate to Company business. 15. When will Boston Beer announce the voting results? We will announce the preliminary voting results at the Annual Meeting. We will report the final results in a Form 8-K filed with the SEC within four business days after the meeting.

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16. I lost my Notice or Proxy Materials. How am I able to vote? You will need the control number found on the bottom of your Notice to be able to vote your shares. If you are a Stockholder of Record and you have not received your Notice or Proxy Materials by April 24, 2020, or have lost or misplaced your Notice or Proxy Materials, please contact Computershare at 888-877-2890 or www.computershare.com to get your control number. If you are a Beneficial Owner, please contact your bank, broker, or other holder of record. 17. Can I revoke or change my proxy? You may revoke or change your proxy at any time before it is exercised by: (1) delivering a signed proxy card to Boston Beer with a date later than your previously delivered proxy; (2) voting in person at the Annual Meeting after revoking your proxy; (3) granting a subsequent proxy through the internet or telephone; or (4) sending a written revocation to our Corporate Secretary, Michael G. Andrews. Your most current proxy is the one that will be counted. 18. Who incurs the expenses of the proxy solicitation? All proxy soliciting expenses incurred in connection with the Company's solicitation of proxies for the Annual Meeting will be borne by the Company. Our Officers and employees may solicit proxies by mail, telephone, fax, or personal contact, without being additionally compensated. In addition, Boston Beer has retained Morrow Sodali, a professional proxy solicitation firm, to assist in the solicitation of proxies for a fee of $7,500, plus reimbursement of reasonable out-of-pocket expenses. 19. How can I contact Boston Beer? Our mailing address is: The Boston Beer Company, Attn: Investor Relations, One Design Center Place, Suite 850, Boston, Massachusetts 02210. Our main telephone number is (617) 368-5000. Our investor relations website is www.bostonbeer.com. Investor relations questions may be directed to (617) 368-5152.

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Other Information 2019 Annual Report A copy of the 2019 Annual Report on Form 10-K as required to be filed with the SEC, excluding exhibits, is incorporated by reference, and will be mailed to stockholders without charge upon written request to: Investor Relations, The Boston Beer Company, Inc., One Design Center Place, Suite 850, Boston, Massachusetts 02210. Stockholder Proposals for 2021 Annual Meeting Stockholders interested in submitting a proposal intended for inclusion in the Proxy Materials for the Annual Meeting of Stockholders to be held in 2021 may do so by following the procedures set forth in Rule 14a-8 of the Securities Exchange Act of 1934, as amended. To be eligible for inclusion, stockholder proposals must be received at the Company's principal executive offices in Boston, Massachusetts on or before December 4, 2020. If a stockholder wishes to present a proposal at the 2021 Annual Meeting of Stockholders but not have it included in the Company's Proxy Materials for that meeting, the proposal must be received by the Company no later than March 5, 2021, and it must relate to subject matter which could not be excluded from a proxy statement under any rule promulgated by the SEC. By order of the Board of Directors, Michael G. Andrews Associate General Counsel & Corporate Secretary

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